UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14-A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ALLIANCEBERNSTEIN HOLDING L.P.

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ALLIANCEBERNSTEIN HOLDING L.P.
Notice of 2017 Special Meeting of Unitholders
1345 Avenue of the Americas, 41st Floor
New York, New York 10105
September 29, 2017; 9:30 a.m. (EDT)

August 15, 2017

Dear Fellow Unitholder:

I cordially invite you to attend AllianceBernstein Holding L.P.’s 2017 Special Meeting of Unitholders to:

•	consider and approve the AB 2017 Long Term Incentive Plan, an equity compensation plan; and

•	transact such other business as may properly come before the Special Meeting.

On behalf of our Board of Directors, I recommend that you vote “FOR” the approval of the AB 2017 Long Term Incentive Plan.

We enclose our letter to Unitholders, our proxy statement and a proxy card. Your participation in the Special Meeting is very important, so please return the enclosed proxy card as promptly as possible. Alternatively, you may use the information found in the enclosed proxy card to either call in your vote (toll-free) or vote using the Internet. If you attend the Special Meeting in person, you may withdraw your voting instructions and vote in person.

Thank you for your support of AB.

Very truly yours,
Seth P. Bernstein
President and Chief Executive Officer

Table of Contents

Special Meeting Information	1
Voting Information	1
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting	3
Information Regarding our Company and AB Holding Units	3
ITEM 1-COMPANY PROPOSAL TO ADOPT 2017 LONG TERM INCENTIVE PLAN	5
Equity Compensation Plan Information	10
Summary of 2017 Plan	11
Executive Compensation	17
Security Ownership of Certain Beneficial Owners and Management	36
Information Incorporated by Reference	38
Appendix A	39

AllianceBernstein Holding L.P.
1345 Avenue of the Americas
New York, New York 10105

August 15, 2017
___________________

Proxy Statement
__________________

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors for our 2017 special meeting (“Special Meeting”) of unitholders. We are mailing this proxy statement and the accompanying form of proxy card to unitholders on or about August 18, 2017. In this proxy statement, we refer to AllianceBernstein L.P. (“AllianceBernstein”) and AllianceBernstein Holding L.P. (“AB Holding”) collectively as “AB”, the “Company”, the “Partnerships”, “we”, “our” or “us” and the Board of Directors of AllianceBernstein Corporation (“General Partner”), the general partner of AllianceBernstein and AB Holding, as the “Board”. Where the context requires distinguishing between AB Holding and AllianceBernstein, we identify which of them is being discussed. Cross-references are in italics.

Special Meeting Information
Date and Location. We will hold the Special Meeting on Friday, September 29, 2017 at 9:30 a.m. (EDT) on the 41st floor of our corporate headquarters at 1345 Avenue of the Americas, New York, New York 10105.

Admission. Only record or beneficial owners of units representing assignments of beneficial ownership of limited partnership interests in AB Holding (“AB Holding Units”) or their proxies may attend the Special Meeting in person. When you arrive at the Special Meeting, you must present photo identification, such as a passport or driver’s license. Beneficial owners must also provide evidence of AB Holding Unit ownership, such as a recent brokerage account or bank statement.

Electronic and Telephonic Access. You may access the Special Meeting by either webcast or telephone:

(i)
To listen by webcast, please visit our Investor Relations Internet site at http://www.abglobal.com/investorrelations at least 15 minutes prior to the 9:30 a.m. (EDT) scheduled start time of the Special Meeting to download and install any necessary audio software.

(ii)
To listen by telephone, please dial (866) 556-2265 in the United States or +1 (973) 935-8521 outside the United States at least ten minutes before the 9:30 a.m. (EDT) scheduled start time. The conference ID# is 49629441.

Voting Information
Record Date. The record date for the Special Meeting is August 8, 2017. You may vote all AB Holding Units that you owned as of the close of business on that date. Each AB Holding Unit entitles you to one vote on the matter to be voted on at the Special Meeting. On the record date, 93,239,317 AB Holding Units were outstanding. A majority of the AB Holding Units outstanding on the record date must be represented, in person or by proxy, to hold the Special Meeting.

Submitting Voting Instructions for AB Holding Units Held Through a Bank or Broker. If you hold AB Holding Units through a bank or broker, follow the voting instructions you receive from your account representative. If you want to vote in person at the Special Meeting, you must obtain a legal proxy from your account representative and present it at the Special Meeting.

Our proposal to adopt the 2017 Long Term Incentive Plan (“2017 Plan”) is a “non-discretionary” item. Accordingly, absent specific voting instructions from beneficial owners on this proposal, New York Stock Exchange (“NYSE”) member brokers, including Sanford C. Bernstein & Co., LLC (“SCB LLC”), a wholly-owned subsidiary of AB and a U.S.-registered broker-dealer, may not vote on this proposal. If (1) you do not submit voting instructions and (2) your broker does not have discretion to vote your AB Holding Units, the broker will return the proxy card without voting (referred to as “broker non-votes”). Under this circumstance, your AB Holding Units will not be counted in determining a quorum or the vote.

Submitting Voting Instructions for AB Holding Units Held in Your Name. If you hold AB Holding Units as a record holder (directly through Computershare), you may vote by submitting a proxy for your AB Holding Units by mail, telephone or Internet as described on the enclosed proxy card. If you submit your proxy via the Internet or telephone, you may incur costs such as cable, telephone and Internet access charges. Submitting your proxy will not limit your right to vote in person at the Special Meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your proxy. If you submit a signed proxy card without indicating your voting instructions, your AB Holding Units will be voted according to the Board’s recommendation and in favor of the proposal.

If you hold your AB Holding Units through Computershare and lose, misplace or otherwise need to obtain a proxy card, please contact our proxy tabulator, Computershare Shareholder Services (“Computershare”), at web.queries@computershare.com or by phone at (866) 737-9896. Additionally, you may write Computershare at P.O. Box 505000, Louisville, KY 40233.

If you hold your AB Holding Units through a Bank or Broker and need to obtain a voting instruction form, please contact your account representative.

Revoking Your Proxy. You can revoke your proxy at any time before your AB Holding Units are voted by: (1) delivering a written revocation notice prior to the Special Meeting to David M. Lesser, Corporate Secretary, AllianceBernstein Holding L.P., 1345 Avenue of the Americas, 9th Floor, New York, New York, 10105; (2) submitting a later proxy that we receive no later than the conclusion of voting at the Special Meeting; or (3) voting in person at the Special Meeting. Attending the Special Meeting does not revoke your proxy unless you vote in person at the Special Meeting.

AB Holding Units Held in Trust for the Benefit of Employee Incentive Compensation Plans. If you have been awarded AB Holding Units under an AB employee incentive compensation plan, including our firm’s Incentive Compensation Award Program (“ICAP”), you do not have rights as a Unitholder until the AB Holding Units awarded to you have vested and have been delivered to you. For additional information concerning our ICAP, see “Executive Compensation” below.
Until your AB Holding Units vest and are distributed to you, they are held in a grantor trust for which Charles Schwab & Co. (“Schwab”) acts as trustee. In accordance with our instructions, Schwab will vote the AB Holding Units held in the grantor trust pursuant to the Board’s recommendation and in favor of the proposal. As of August 8, 2017, 23,436,440 AB Holding Units, or 25.1% of the AB Holding Units outstanding as of that date, were held in the grantor trust or at the Depository Trust Company awaiting transfer to the grantor trust.

Vote Required to Adopt the Proposal. The approval of the 2017 Plan requires a majority of votes cast at the Special Meeting, and the Special Meeting cannot be held unless a quorum is present (i.e., a majority of the outstanding AB Holding Units must be represented, either in person or by proxy).

“Abstaining” and “Broker Non-Votes.” You may vote “abstain” on the proposal. AB Holding Units voting “abstain” will be counted as present at the Special Meeting and your abstention will have the effect of a vote against the proposal. In addition, failure to cast a vote or a broker non-vote can have the effect of a vote against the proposal if such failure or broker non-vote results in the total number AB Holding Units present at the Meeting not representing over 50% of all AB Holding Units entitled to vote on the proposal.

Expenses Relating to this Proxy Solicitation. We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for our Special Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers and employees telephonically, electronically or by other means of communication and by Georgeson LLC (“Georgeson”), which we have hired to assist in the solicitation and distribution of proxies. We have agreed to pay Georgeson $14,500 (plus reasonable out-of-pocket costs and expenses) for their services.

Other Business. We do not know of any other matters that may be presented for action at the Special Meeting other than approval of the 2017 Plan as further described in this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

Our Proxy Statement, 2016 Annual Report to Unitholders, Form 10-K for the year ended December 31, 2016 (“2016 Form 10-K”), as filed with the U.S. Securities and Exchange Commission (“Commission”) on February 14, 2017, Form 10-Q for the quarter ended March 31, 2017, as filed with the Commission on April 27, 2017, and Form 10-Q for the quarter ended June 30, 2017 (“2Q17 Form 10-Q”), as filed with the Commission on July 27, 2017, are available free of charge on our Internet site (www.abglobal.com).

Information Regarding our Company and AB Holding Units
As described in a Form 8-K we filed with the Commission on May 1, 2017:

•
On April 28, 2017, the sole stockholder of the General Partner (“Stockholder”) acted by written consent to remove the following nine directors from the Board: Christopher M. Condron, Steven G. Elliott, Deborah S. Hechinger, Weston M. Hicks, Heidi S. Messer, Scott A. Schoen, Lorie A. Slutsky, Joshua A. Weinreich and Peter S. Kraus. Following this action by the Stockholder, Denis Duverne and Mark Pearson remained on the Board.

•
On April 29, 2017, the Stockholder acted by written consent to elect the following six directors to the Board: Seth P. Bernstein, Ramon de Oliveira, Barbara Fallon-Walsh, Daniel G. Kaye, Anders Malmström and Robert B. Zoellick. These six directors joined Denis Duverne and Mark Pearson on the eight-member Board. Mr. Zoellick was named Chairman of the Board.

A Note About Our Company
We are organized as a two-tier limited partnership under the laws of the State of Delaware. Unlike U.S. corporations, which must solicit their shareholders annually for matters including the election of directors, limited partnerships only solicit their unitholders under specific circumstances. (Our two-tier structure differentiates us in additional ways, which we discuss below in “Item 1—Company Proposal to Adopt AB 2017 Long Term Incentive Plan”.) As a result, we last approached our Unitholders in June 2010 to consider and approve our current equity compensation plan, the 2010 Long Term Incentive Plan (“2010 Plan”), which we discuss below in “Item 1—Company Proposal to Adopt AB 2017 Long Term Incentive Plan”.

AB Holding Units
AB Holding Units trade on the NYSE under the ticker symbol “AB” and are freely transferable subject to certain restrictions on transfer found in Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), and Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).
Cash Distributions and AB Holding Unit Prices
AB Holding is required to distribute all of its Available Cash Flow, as defined in the Amended and Restated Agreement of Limited Partnership of AB Holding (“AB Holding Partnership Agreement”), to its Unitholders pro rata in accordance with their percentage interests in AB Holding. Available Cash Flow is defined as the cash distributions AB Holding receives from AB minus such amounts as the General Partner determines, in its sole discretion, should be retained by AB Holding for use in its business or plus such amounts as the General Partner determines, in its sole discretion, should be released from previously retained cash flow. The General Partner is an indirect, wholly-owned subsidiary of AXA S.A. (“AXA”). AXA, a société anonyme organized under the laws of France, is the holding company for the AXA Group, a worldwide leader in financial protection.
On July 27, 2017, the General Partner declared a distribution of $0.49 per unit, representing a distribution of Available Cash Flow for the three months ended June 30, 2017. Each general partnership unit in AB Holding is entitled to receive distributions equal to those received by each AB Holding Unit. The distribution will be paid on August 24, 2017 to holders of record at the close of business on August 7, 2017.
Total cash distributions per AB Holding Unit paid to Unitholders during 2016, 2015 and 2014 were $1.75, $1.93 and $1.89, respectively.

AllianceBernstein is required to distribute all of its Available Cash Flow, as defined in the AB Partnership Agreement, to its Unitholders and to the General Partner. Typically, Available Cash Flow has been the adjusted diluted net income per unit for the quarter multiplied by the number of general and limited partnership interests at the end of the quarter. In future periods, management anticipates that Available Cash Flow will be based on adjusted diluted net income per unit, unless management determines that one or more non-GAAP adjustments that are made for adjusted net income should not be made with respect to the Available Cash Flow calculation.
On July 27, 2017, the General Partner declared a distribution of $0.56 per AllianceBernstein Unit, representing a distribution of Available Cash Flow for the three months ended June 30, 2017. The General Partner, as a result of its 1% general partnership interest, is entitled to receive 1% of each distribution. The distribution will be paid on August 24, 2017 to holders of record on August 7, 2017.
Total cash distributions per AllianceBernstein Unit paid to the General Partner and Unitholders during 2016, 2015 and 2014 were $1.98, $2.18 and $2.11, respectively.
The tables set forth below provide the distributions of Available Cash Flow made by AllianceBernstein and AB Holding during 2016 and 2015 and the high and low sale prices of AB Holding Units reflected on the NYSE composite transaction tape during 2016 and 2015:

	Quarters Ended 2016
	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Total
Cash distributions per AB Unit(1)	$0.73	$0.51	$0.46	$0.45	$2.15
Cash distributions per AB Holding Unit(1)	$0.67	$0.45	$0.40	$0.40	$1.92
AB Holding Unit prices:
High	$24.10	$24.69	$24.65	$23.98
Low	$20.75	$21.29	$21.49	$16.11

	Quarters Ended 2015
	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Total
Cash distributions per AB Unit(1)	$0.56	$0.50	$0.54	$0.51	$2.11
Cash distributions per AB Holding Unit(1)	$0.50	$0.43	$0.48	$0.45	$1.86
AB Holding Unit prices:
High	$27.70	$30.07	$32.74	$31.00
Low	$21.23	$22.00	$28.79	$24.04
______________________________________________________________________________________________________________________

(1)	Declared and paid during the following quarter.

Unitholders Have No Right to Direct the Business of AB Holding
The activities of AB are managed and controlled by the General Partner. The General Partner has agreed that it will conduct no active business other than managing AB, although it may make certain investments for its own account. Neither AB Holding Unitholders nor AllianceBernstein Unitholders have any rights to manage or control AB Holding or AllianceBernstein, or to elect directors of the General Partner.

Change in Control
Because the General Partner controls the activities of AB Holding and is a wholly-owned subsidiary of AXA, any change in control of AB Holding requires a transfer by AXA of its interest in the General Partner. Accordingly, any change in control of AB Holding would require AXA’s consent.

Taxes
AB Holding, having elected under Section 7704(g) of the Internal Revenue Code of 1986, as amended (“Code”) to be subject to a 3.5% federal tax on partnership gross income from the active conduct of a trade or business, is a “grandfathered” PTP for federal income tax purposes. AB Holding is also subject to the 4.0% New York City unincorporated business tax (“UBT”), net of credits for UBT paid by AB. In order to preserve AB Holding’s status as a “grandfathered” PTP for federal income tax purposes, management ensures that AB Holding does not directly or indirectly (through AB) enter into a substantial new line of business. A “new line of business” includes any business that is not closely related to AB’s historical business of providing research and diversified investment management and related services to its clients. A new line of business is “substantial” when a partnership derives more than 15% of its gross income from, or uses more than 15% of its total assets in, the new line of business.
AllianceBernstein is a private partnership for federal income tax purposes and, accordingly, is not subject to federal and state corporate income taxes. However, AB is subject to the 4.0% UBT. Domestic corporate subsidiaries of AB, which are subject to federal, state and local income taxes, generally are included in the filing of a consolidated federal income tax return with separate state and local income tax returns being filed. Foreign corporate subsidiaries generally are subject to taxes in the foreign jurisdiction where they are located. If our business increasingly operates in countries other than the U.S., AllianceBernstein’s effective tax rate will increase over time because our international subsidiaries are subject to corporate taxes in the jurisdictions where they are located.
In order to preserve AllianceBernstein’s status as a private partnership for federal income tax purposes, AllianceBernstein Units must not be considered publicly traded. If such units were to be considered readily tradable, AllianceBernstein would be subject to federal and state corporate income tax on its net income. Furthermore, as noted above, should AllianceBernstein enter into a substantial new line of business, AB Holding, by virtue of its ownership of AllianceBernstein, would lose its status as a grandfathered PTP and would become subject to corporate income tax as set forth above.
In addition, recent decisions by members of Congress and their staffs regarding the need for fundamental tax reform and possible tax law changes to raise additional revenue have included suggestions that all large partnerships (which would include both AllianceBernstein and AB Holding) should be taxed as corporations and that a process should be implemented to address repatriating the non-U.S. earnings of U.S. companies. We cannot predict whether, or in what form, tax legislation will be proposed in the future and are unable to determine what effect any new legislation might have on us. If our subsidiaries' non-U.S. earnings are repatriated to the U.S. at unfavorable tax rates, our tax liability may increase substantially. Furthermore, if AB Holding and AllianceBernstein were to lose their federal tax status as partnerships, they would be subject to corporate income tax, which would reduce materially their net income and quarterly distributions to Unitholders.

Item 1—Company Proposal to Adopt AB 2017 Long Term Incentive Plan
In May 2010, the Board unanimously adopted the 2010 Plan subject to approval of AB Holding Unitholders. The 2010 Plan was approved by AB Holding Unitholders in June 2010 and has been amended from time to time.
Under the 2010 Plan, 60 million AB Holding Units were authorized for grant, all of which may be AB Holding Units that are reacquired by us on the open market or in private purchases, and half of which may be newly-issued AB Holding Units. The 2010 Plan became effective on July 1, 2010 and has a term of 10 years.
As of the record date, approximately 5,129,610 AB Holding Units remain available for grant under the 2010 Plan. We awarded an aggregate of approximately 6.1 million AB Holding Units to our employees as year-end incentive compensation in 2016 and a total of 7.0 million AB Holding Units throughout 2016.
As of the date of this proxy statement, we do not believe that the number of AB Holding Units that remains available for grant under the 2010 Plan is sufficient to support our anticipated incentive compensation awards for 2017. Consequently, we are seeking Unitholder approval of the 2017 Plan, a new equity compensation plan. We are seeking approval under the 2017 Plan to award up to 60 million AB Holding Units, all of which may be AB Holding Units we reacquire through open market or private purchases, and up to 30 million of which can be newly-issued AB Holding Units, in each case subject to adjustment upon specified events, as provided in the 2017 Plan. We discuss the 2017 Plan in greater detail below. If AB Holding Unitholders approve the 2017 Plan, it will become effective on September 30, 2017 and, like the 2010 Plan, will have a term of 10 years.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF OUR PROPOSED 2017 PLAN. Our Board believes that this proposal is in the best interests of our Unitholders and supports this proposal for the following reasons:
Consistent with industry best practice, a significant portion of the compensation we pay to our employees is denominated in Company equity (i.e., restricted AB Holding Units that vest over four years). We believe this approach aligns our employees’ long-term interests with those of our Unitholders and helps retain employees. We do not believe that the number of AB Holding Units remaining available for grant under our current equity compensation plan, the 2010 Plan, are sufficient to fund our anticipated 2017 incentive compensation awards. Accordingly, a new equity compensation plan is necessary to maintain our equity-based approach to compensation.
A substantial portion of long-term incentive compensation awards generally is denominated in restricted AB Holding Units. We utilize this structure to align our named executive officers’ long-term interests directly with the interests of our Unitholders and indirectly with the interests of our clients, as strong performance for our clients generally contributes directly to increases in assets under management and improved financial performance for the firm. By “restricted” in this context, we mean that the AB Holding Units awarded to our employees are generally subject to four-year vesting schedules and may not be sold or otherwise transferred until after they have vested and been delivered. For additional information regarding our approach to compensation, see “Executive Compensation – Compensation Discussion and Analysis” below.
We cannot maintain our approach to employee compensation without an equity compensation plan through which we can award restricted AB Holding Units, and applicable regulations require that we obtain Unitholder approval of the 2017 Plan.
If the 2017 Plan is not approved, we will lose a critical tool for recruiting, retaining and motivating our employees. We would therefore be placed at a severe competitive disadvantage in attracting and retaining talent.
We operate in an intensely competitive environment and our success is closely correlated with recruiting, developing and retaining talented employees and a strong senior management team. The intellectual capital of our employees is collectively the most important asset of our firm. A competitive compensation program that includes equity awards is therefore essential to our Company’s long-term performance.
If the 2017 Plan is not approved, our Company will be compelled to compensate employees entirely with cash, which would be inconsistent with industry best practices, fail to align our employees’ long-term interests with those of our Unitholders, and could potentially (i) constrain our financial resources, (ii) limit our financial flexibility and (iii) impact our ability to pay quarterly distributions to our Unitholders.
The inability to compensate employees with equity would require us to compensate employees solely with cash. Doing so would be inconsistent with industry best practices and fail to align our employees’ long-term interests with those of our Unitholders. Furthermore, as the cash we would be required to pay to our employees as compensation increases, our adjusted diluted net earnings per unit could decrease, which could reduce our Unitholder distributions.
We may be unable to maintain competitive levels of total compensation if we do not have an equity compensation plan through which we can grant restricted AB Holding Unit awards.
The terms of the 2017 Plan, our annual equity awards and our compensation philosophy are designed to align our employees’ interests with the interests of our Unitholders by fostering a partnership environment in which employees are encouraged to work towards the long-term success of our Company.
The provisions of the 2017 Plan include the following:

•
Vesting: Restricted AB Holding Unit awards generally have vested over four years and we anticipate that future awards will have the same vesting period, although we may change our practice regarding vesting in response to competitive market conditions, which practices could include performance-based vesting awards. Also, with certain exceptions specified in the 2017 Plan, AB Holding Unit awards must vest over at least three years and no more than 50% of an AB Holding Unit award may vest in year one.

•	Re-pricing: The 2017 Plan prohibits re-pricing of options.

•	Exercise Price: The 2017 Plan prohibits granting awards of options with an exercise price less than the fair market value of an AB Holding Unit on the award date.

•
Evergreen Provision: The 2017 Plan does not include an “evergreen” provision (i.e., a provision for automatic increases in the amount of equity issuable under a plan, based on a pre-established formula).

Our Board believes that the 2010 Plan has been effective in achieving our goal of aligning our employees’ interests with the interests of our Unitholders, and the material terms of the 2017 Plan are substantially similar to the terms of the 2010 Plan. Additionally, since 2010, employee ownership of AB Holding Units has increased from 22.2% as of June 30, 2010 to 34.5% as of June 30, 2017, primarily as a result of paying a significant portion of employee compensation in AB Holding Units, all of which have been awarded under the 2010 Plan. As of June 30, 2010, there were 102,215,686 AB Holding Units outstanding while, as of June 30, 2017, that number had declined by approximately 8.5% to 93,503,142, primarily due to our focus on managing unitholder dilution.
For additional information regarding the 2017 Plan, see “Summary of the 2017 Plan” below and the copy of the 2017 Plan attached below as Appendix A.

We discuss below the potential dilution that may be caused by the 2017 Plan. Please note, however, that, under the 2017 Plan, of the 60 million AB Holding Units for which we seek approval, all of them may be AB Holding Units that we reacquire through open market or private purchases. Further, as we have done over the past seven years, we expect to be able to reacquire a sufficient amount of AB Holding Units to support all awards under the 2017 Plan, although this will depend, among other things, on our business generating sufficient available cash to make these purchases. Under these circumstances, AB Holding Unit awards under the 2017 Plan would not have any dilutive effect.

To the extent potential dilution should be considered, we believe the appropriate metric for our Unitholders to judge our proposed equity compensation plan is the potential dilution of Unitholders’ indirect economic interests in AllianceBernstein that would result, taking into consideration a number of key factors. We calculate that the maximum potential dilutive effect at the AllianceBernstein level of existing equity awards under the 2010 Plan and future awards available for grant, including the maximum 30 million newly-issued AB Holding Units under the 2017 Plan for which we seek your approval, is approximately 10.9%. Please consider the information we have provided below, which sets forth the factors we considered when calculating the potential dilutive effect of the 2017 Plan:

•
AB Holding Units and AllianceBernstein Units represent interests in the same underlying business on a one-to-one basis. AB Holding’s only activities consist of owning AllianceBernstein Units and engaging in related activities, and its principal source of income and cash flow is attributable to its investment in AllianceBernstein Units.

Your ownership of AB Holding Units (equity interests in our “upper tier” partnership) represents an indirect interest in AllianceBernstein, through which we conduct our diversified investment research and management business. The economic difference between AB Holding Units and AllianceBernstein Units is the 3.5% tax on gross partnership income to which AB Holding Units are subject, which results in AB Holding Unitholders receiving lower quarterly distributions than those received by AllianceBernstein Unitholders. Aside from this difference, the two interests are economically identical. (Another significant difference between AB Holding Units and AllianceBernstein Units is the fact that, while AB Holding Units trade publicly on the NYSE, AllianceBernstein Units do not trade publicly and are subject to significant restrictions on transfer.) As discussed above in “Information Regarding Our Company and AB Holding Units”, the quarterly distributions you receive on your AB Holding Units are derived from the portions of adjusted diluted net earnings per unit that are distributed to AB Holding by AllianceBernstein each quarter.
Accordingly, it is appropriate to consider the economics of our entire business (i.e., to use the number of AllianceBernstein Units outstanding) in any dilution calculation. As of August 8, 2017, there were 265,450,261 AllianceBernstein Units outstanding, of which AB Holding owned 93,239,317, or 35.1%, AXA owned 170,121,745, or 64.1%, and other investors owned 2,089,199, or 0.8%.

•
Only the 30 million newly-issued AB Holding Units would be dilutive in nature. As noted above, the 2017 Plan, if approved, would permit us to award 30 million newly-issued AB Holding Units within the aggregate 60 million AB Holding Units with respect to which we seek Unitholder approval. The 30 million newly-issued AB Holding Units available for grant under the 2017 Plan, if utilized, would be dilutive and should be included in any dilution calculation. However, as noted above, to the extent that we award reacquired AB Holding Units (generally through open market purchases), we are simply re-using AB Holding Units that are already outstanding and, as such, this will not result in dilution. Set forth below is an example of how this might operate (we have used round numbers for convenience; please note that our actual awards under the 2010 Plan in 2016 totaled 7.0 million AB Holding Units):

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6
AllianceBernstein Units Outstanding at the Beginning of the Year	265,000,000	270,000,000	275,000,000	280,000,000	285,000,000	290,000,000
Total 2017 Plan Awards (newly-issued and reacquired AB Holding Units)	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000
AB Holding Units Reacquired and Used to Make Awards	(5,000,000)	(5,000,000)	(5,000,000)	(5,000,000)	(5,000,000)	(5,000,000)
AllianceBernstein Units Outstanding at Year End	270,000,000	275,000,000	280,000,000	285,000,000	290,000,000	295,000,000

Although in the above example we would have awarded all 60 million AB Holding Units that would be available under the 2017 Plan, the number of AllianceBernstein Units outstanding would increase by only 30 million (i.e., from 265 million to 295 million). Accordingly, only newly-issued AB Holding Units should be considered when calculating dilution.

•
In calculating the maximum potential dilution from the 2017 Plan, we have excluded AB Holding Units available for grant under the 2010 Plan. We have drafted the 2017 Plan to provide that any awards granted under the 2010 Plan after the effective date of the 2017 Plan will reduce the number of AB Holding Units available for grant under the 2017 Plan. Accordingly, we do not believe it would be appropriate to count as “overhang” the AB Holding Units that remain available for grant under the 2010 Plan, except for 500,000 AB Holding Units that we may award between August 8, 2017 (the record date for the Special Meeting) and the effective date of the 2017 Plan. As of August 8, 2017, there were 5,129,610 AB Holding Units available for grant under the 2010 Plan, all of which (except for the 500,000 AB Holding Units described in the previous sentence) should be excluded from any dilution calculation.

•
In calculating the maximum potential dilution from the 2017 Plan, we have excluded certain outstanding option awards. As of August 8, 2017, there were 3,989,494 outstanding options that we previously awarded to eligible employees and/or non-management directors. Of these options, 2,427,527 were out-of-the-money as of that date. Given the expected ten-year duration of the 2017 Plan and the possible increase in AB Holding Unit price over those years, we do not believe excluding all of these out-of-the-money options from a dilution calculation would be appropriate. However, we do believe that excluding the 1,978,894 options set forth in the following table is reasonable considering the extent to which the value of AB Holding Units must increase prior to the upcoming expiration dates of these options in order for the options to be in-the-money prior to their expiration. The following table illustrates the extent to which the value of an AB Holding Unit must increase compared to the closing price of an AB Holding Unit on August 8, 2017 ($24.70) for certain outstanding options to be considered “in-the-money”:

Award Date	Exercise Price	Expiration Date	Outstanding Options	Approximate Required AB Appreciation
December 7, 2007	$80.46	December 7, 2017	456,786	326%
January 25, 2007	$90.65	January 26, 2018	713,094	368%
May 13, 2008	$64.24	May 13, 2018	13,825	261%
December 7, 2007	$80.46	December 7, 2018	795,189	326%
Total Options			1,978,894

The following tables set forth our maximum potential dilution calculation as of August 8, 2017 given the above factors:

Numerator calculation:
AB Holding Units available for grant	60,000,000
AB Holding Units that must be reacquired in order to be awarded	(30,000,000)
Outstanding options	3,989,494
AB Holding Units we may award under the 2010 Plan prior to the effective date of the 2017 Plan	500,000
Significantly out-of-the-money options	(1,978,894)
Numerator	32,510,600

Denominator calculation:
Numerator	32,510,600
AllianceBernstein Units outstanding	265,450,261
Denominator	297,960,861

Dilution	10.9%

Equity Compensation Plan Information
The following table summarizes the AB Holding Units to be awarded pursuant to our equity compensation plans as of December 31, 2016:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance(1)
Equity compensation plans approved by security holders	5,085,043	$49.45	7,698,253
Equity compensation plans not approved by security holders	—	—	—
Total	5,085,043	$49.45	7,698,253
________________________________________________________________________________________________________________________

(1)	All AB Holding Units remaining available for future issuance will be issued pursuant to the 2010 Plan.

There are no AllianceBernstein Units to be issued pursuant to an equity compensation plan.
As noted above, any AB Holding Units awarded under the 2010 Plan after the effective date of the 2017 Plan will reduce the amount of AB Holding Units available under the 2017 Plan. Accordingly, these securities should not be considered when assessing the potential dilution of the 2017 Plan.
Also, as noted above, of the 3,989,494 options that were outstanding as of August 8, 2017, we believe that 1,978,894 options should be excluded from any potential dilution calculation because of the degree to which they are out-of-the-money and the comparatively little time remaining before their expiration.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF OUR PROPOSED 2017 PLAN.

Summary of the 2017 Plan

The following is a general description of the material features of the 2017 Plan. This description is qualified in its entirety by reference to the full text of the 2017 Plan, a copy of which is attached to this proxy statement as Appendix A.

Purpose. The purpose of the 2017 Plan is to promote the interest of our Company by:

•	attracting and retaining talented officers, employees and directors;

•	motivating such officers, employees and directors by means of performance-related incentives to achieve longer-range business and operational goals;

•	enabling such officers, employees and directors to participate in the long-term growth and financial success of our Company; and

•	aligning the interests of such officers, employees and directors with those of AB Holding Unitholders.

Eligibility. Awards under the 2017 Plan may be granted to any employee of AllianceBernstein or any of its affiliates (as such term is defined in the 2017 Plan), and any member of the Board who is (i) “independent” within the meaning of Section 303A.02 of the NYSE Listed Company Manual or other applicable law or applicable stock exchange rules, as determined by the Board in its business judgment, or (ii) a former executive, a former employee or a former consultant of an affiliate of AB Holding (for this purpose only, “affiliate” includes any company or other entity that directly, or indirectly though one or more intermediaries, controls, is controlled by or is under common control with, the Partnership).

Administration. The 2017 Plan will be administered by the Compensation Committee of the Board (“Compensation Committee”). The Compensation Committee generally will have full power and authority to, among other things, designate award recipients (except for awards to members of the Board, which must be approved by the Board), determine the type, amount, terms and conditions of awards, and delegate to one or more officers or managers of the General Partner the authority, subject to the terms and limitations as the Compensation Committee will determine, to grant awards, to the extent permitted by applicable law.

AB Holding Units Available for Grant under the 2017 Plan. Subject to adjustment as described below, the number of AB Holding Units with respect to which awards may be granted under the 2017 Plan will be 60 million, less one AB Holding Unit for every AB Holding Unit that was subject to an award (including options) granted under the 2010 Plan after the effective date of the 2017 Plan. Additionally, all 60 million AB Holding Units that may become subject to awards (including options) may be Units reacquired by the Partnership on the open market or otherwise, while only half of these 60 million AB Holding Units (i.e., 30 million AB Holding Units) may be newly-issued. To the extent that an AB Holding Unit awarded under the 2010 Plan reduces Units available under the 2017 Plan, it will reduce the same type of AB Holding Unit. For example, a newly-issued AB Holding Unit awarded under the 2010 Plan would reduce the number of newly-issued AB Holding Units available under the 2017 Plan. If any award, whether granted under the 2017 Plan (other than any substitute award) or granted after the effective date of the 2017 Plan under the 2010 Plan is forfeited, is terminated or is canceled without the delivery of AB Holding Units, or is exercised for or settled in cash, then the AB Holding Units covered by such award, to the extent of any such forfeiture, termination, cancellation or cash exercise or settlement, as applicable, will again become available for awards under the 2017 Plan. In determining the number of AB Holding Units available for awards, if AB Holding Units otherwise deliverable in respect of awards granted either under the 2017 Plan (other than substitute awards) or after the effective date of the 2017 Plan under the 2010 Plan are in any such case withheld for payment of withholding taxes, the number of AB Holding Units so withheld will be available for awards under the 2017 Plan.
Also, the AB Holding Units available for awards under the 2017 Plan will also be available to exchange for AllianceBernstein Units on a one-for-one basis if, and to the extent to which, we issue AllianceBernstein Units to our employees under our employee incentive compensation programs. Any AB Holding Units that are so exchanged will be counted against the AB Holding Unit limit under the 2017 Plan.

Adjustments. If any distribution, recapitalization, reorganization, spinoff, merger, consolidation, combination, repurchase, or exchange of limited partnership interests or other securities of the Partnerships, issuance of warrants or other rights to purchase limited partnership interests or other securities of the Partnerships, any incorporation (or other change in form) of the Partnerships, or other similar transaction or event affects the AB Holding Units such that an adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2017 Plan, then the Compensation Committee will equitably adjust, as applicable:

•	the number of AB Holding Units or other securities of the Partnerships (or the number and kind of other securities or property) with respect to which awards may be granted under the 2017 Plan;

•	the number of AB Holding Units or other securities of the Partnerships (or the number and kind of other securities or property) subject to outstanding awards; and

•	the exercise or purchase price with respect to any award; or

•	if deemed appropriate, make provision for a cash payment to the holder of an outstanding award.

In the event of incorporation (or other change in form) of the Partnerships, the Compensation Committee will make such adjustments as it deems appropriate and equitable with respect to options for the optionee to purchase stock in the resulting corporation in place of the options.

Acquisition Events. In the event of:

•	the consummation of any merger or consolidation of either Partnership in which such Partnership is not the continuing or surviving entity;

•
any transaction that results in the acquisition of all or substantially all of the outstanding AB Holding Units by a single person or entity or by a group of persons and/or entities acting in concert; or

•	the sale or transfer of all or substantially all of either Partnership’s assets,

the outstanding awards held by each participant will be subject to the agreement with respect to such acquisition event. Such agreement may, subject to the terms of the applicable award agreements and in accordance with Code Section 409A, provide for:

•	the continuation or assumption of the awards by either Partnership (or the successor or surviving entity);

•	the substitution for such awards by the successor or surviving entity with equity-based awards with substantially the same terms and economic value;

•
the acceleration prior to the closing of such acquisition event of the vesting and exercisability of any such awards that are options or other AB Holding Unit-based awards, and the expiration of such awards to the extent not timely exercised by a participant prior to the closing or such other earlier time determined by the Compensation Committee, after reasonable advance written notice to the participant; and/or

•
the cancellation of all or any portion of the awards in exchange for a cash payment on such terms and conditions as determined by the Compensation Committee, the amount of which payment may be zero in the case of any option that is “out-of-the-money” (i.e., that has an exercise price that exceeds the fair value of the AB Holding Units subject to such option).

Term. The 2017 Plan will expire 10 years after the effective date of the 2017 Plan, and no awards under the 2017 Plan will be made after the 2017 Plan expires.

Amendment and Termination of the 2017 Plan. The Board or the Compensation Committee may amend, alter, suspend, discontinue or terminate the 2017 Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination will be made without the approval of AB Holding Unitholders:

•	to increase the aggregate number of AB Holding Units that may be issued under the 2017 Plan (except under limited circumstances as described in the 2017 Plan);

•	change the maximum term of any option;

•	extend the period during which new awards may be granted under the 2017 Plan;

•	expand the types of awards available under the 2017 Plan;

•	materially expand the class of officers, employees or directors eligible to participate in the 2017 Plan;

•	alter any 2017 Plan language regarding re-pricing; or

•	if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Compensation Committee deems it necessary or desirable to qualify or comply.
In addition, the Compensation Committee may amend the 2017 Plan in such manner as may be necessary or advisable so as to have the 2017 Plan conform with local rules and regulations in any jurisdiction outside the United States.

Amendment of Awards. The Compensation Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award, prospectively or retroactively. However, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any participant or any holder or beneficiary of an award will not to that extent be effective without the consent of such participant, holder or beneficiary.

Awards Generally
Form of Awards. The 2017 Plan permits the following types of awards:

•	restricted AB Holding Units or phantom restricted AB Holding Units (a “phantom” award is a contractual right to receive AB Holding Units at a later date or upon a specified event);

•	options to buy AB Holding Units; and

•	other AB Holding Unit-based awards (including, without limitation, AB Holding Unit appreciation rights and performance awards).

•	Restricted AB Holding Units and Phantom Restricted AB Holding Units.

•
General. Subject to the terms of the 2017 Plan, the Compensation Committee generally will have the sole and complete authority to determine the recipients (other than non-management directors) to whom restricted AB Holding Units and phantom restricted AB Holding Units will be granted, the number of such AB Holding Units to be granted to each recipient, the duration of the period during which, and the conditions under which, the AB Holding Units vest, are distributed and may be forfeited to us, and the other terms and conditions of such awards, including whether to accelerate the vesting of an award in connection with an acquisition event, a qualifying termination of employment or any other event or circumstance that the Compensation Committee determines to be appropriate.

•
Vesting. Except for restrictions applicable to non-routine awards (e.g., awards for recruitment, severance or retirement) and substitute awards, restrictions applicable to awards of restricted AB Holding Units and/or phantom restricted AB Holding Units that are purely service-based will lapse over a period of not less than three years (whether such lapse occurs ratably or otherwise, so long as such restrictions lapse by no more than 50% in the first year), except upon a termination due to death, “disability” or “retirement” (as such terms are defined in the applicable award agreement), or to the extent provided in connection with an acquisition event described above, unless (i) the grant of an award (or acceleration of the lapse of restrictions applicable to an outstanding award) is authorized by the Compensation Committee or the Board and (ii) the cumulative number of AB Holding Units subject to such awards does not exceed 5% of the number of AB Holding Units available for grant under the 2017 Plan. In addition, service after termination may also be included for purposes of vesting where such service credit is conditioned on compliance with restrictive covenants or a standard of conduct involving an appropriate consideration of risk.

•
Transfer Restrictions. Restricted AB Holding Units and phantom restricted AB Holding Units generally may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the 2017 Plan or the applicable award agreement.

•
Payment. Any phantom restricted AB Holding Unit will have a value equal to the fair market value of an AB Holding Unit. Phantom restricted AB Holding Units will be paid in AB Holding Units, other securities, cash or other property, as determined in the sole discretion of the Compensation Committee, upon the lapse of the applicable restrictions, or otherwise in accordance with the applicable award agreement.

•
Termination of Employment. Except as otherwise provided in the applicable award agreement or as determined by the Compensation Committee at grant or (if no rights of the participant are adversely affected) thereafter, subject to the terms of the 2017 Plan, upon termination of a participant’s employment or service for any reason during the relevant restriction period, all awards of restricted AB Holding Units and phantom restricted AB Holding Units still subject to restriction will vest, be settled or be forfeited in accordance with the terms and conditions established by the Compensation Committee at grant or (if no rights of the participant are adversely affected) thereafter.

•	Options.

•
General. Subject to the terms of the 2017 Plan, the Compensation Committee will generally have sole and complete authority to determine the recipients of option awards (other than non-management directors) and, with respect to each option, the number of AB Holding Units to be covered by such option, the exercise price of such option and the conditions and limitations applicable to the exercise of such option, including whether to accelerate the vesting of an option award in connection with an acquisition event, a qualifying termination of employment or any other event or circumstance that the Compensation Committee determines to be appropriate. The Compensation Committee may impose such conditions with respect to the exercise of options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

•
Exercise. The exercise price of an option will be not less than the closing price of an AB Holding Unit on the date the option is granted. The rate at which an option will become initially exercisable will be specified in the applicable award agreement. The right to exercise an option will be cumulative, so that to the extent that an option is not exercised when it becomes initially exercisable, it will be exercisable at any time thereafter until the expiration of the term of the option.

•	Maximum Term. No option will be exercisable after ten (10) years from the date of grant.

•
Prohibition on Re-Pricing. Other than in connection with an event described above under “Adjustments” or “Acquisition Events”, in the absence of approval by AB Holding Unitholders, neither the Board nor the Compensation Committee will be permitted to:

•	lower the exercise price per AB Holding Unit of an option after it is granted;

•
cancel an option when the exercise price per AB Holding Unit exceeds the fair market value of the underlying AB Holding Units in exchange for cash or another award (other than in connection with substitute awards); or

•
take any other action with respect to an option that may be treated as a re-pricing under the rules and regulations of the NYSE or other applicable stock exchange upon which the AB Holding Units are then listed.

•
Termination of Employment. Except as otherwise provided in the applicable award agreement or as determined by the Compensation Committee at grant or (if no rights of the participant are adversely affected) thereafter, subject to the terms of the 2017 Plan, upon termination of a participant’s employment or service for any reason prior to having exercised his or her options, all unexercised option awards will vest or be forfeited in accordance with the terms and conditions established by the Compensation Committee at grant or (if no rights of the participant are adversely affected) thereafter.

Distributions and Distribution Equivalents. Subject to the terms of the 2010 Plan and compliance with Section 409A of the Code, the terms of any award other than an option may provide, if so determined by the Compensation Committee in its sole discretion, for the payment of cash, AB Holding Units or other property in respect of AB Holding Unitholder distributions relating to the number of AB Holding Units subject to such award.

Certain U.S. Federal Income Tax Consequences
The following discussion of the principal U.S. federal income tax consequences of certain awards under the 2017 Plan is based on statutory authority and judicial and administrative interpretations as of the date of this proxy statement, which are subject to change at any time (possibly with retroactive effect). This discussion does not address federal gift and estate tax, employment tax, social security tax or foreign, state and local tax issues which may arise in connection with awards under the 2017 Plan. Since these rules are technical and complex, the discussion below represents only a general summary. Accordingly, any interested party should consult his or her own personal tax advisor.

Restricted AB Holding Unit Awards to Employees. An employee participant will not realize taxable income at the time of the grant of an award of restricted AB Holding Units unless the participant elects under Code Section 83(b), within thirty days after receipt of the AB Holding Units, to recognize ordinary income in an amount equal to the fair market value of the AB Holding Units at the time of receipt, less any amount paid for the AB Holding Units. A participant who makes such election will not be allowed a deduction for the value of any AB Holding Units subsequently forfeited. A participant who does not make such election generally will recognize ordinary income on the date that the restrictions applicable to the AB Holding Units lapse in an amount equal to the fair market value of the AB Holding Units on such date, less any amount paid for the AB Holding Units. At the time that the participant recognizes ordinary income, AllianceBernstein generally will be entitled to a deduction in the same amount.

Phantom Restricted AB Holding Units. A participant will not realize taxable income at the time of the grant of an award of phantom restricted AB Holding Units. Upon settlement of the AB Holding Units, the participant will recognize ordinary income equal to the fair market value of the AB Holding Units, and AllianceBernstein generally will be entitled to a deduction in the same amount.

Options. A participant will not have taxable income when granted an option. When the participant exercises the option, he or she will have taxable ordinary income equal to the excess of the fair market value of the AB Holding Units received on the exercise date over the aggregate exercise price of the option. The participant’s tax basis in the AB Holding Units acquired on exercise of the option will be increased by the amount of such taxable income. AllianceBernstein generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income that the participant recognizes.

Subsequent Sale. When a participant sells AB Holding Units following lapse of the restrictions applicable to restricted AB Holding Units or exercise of an option to purchase AB Holding Units, the difference, if any, between the amount realized from such sale and the tax basis of the AB Holding Units generally will result in capital gain or loss to the participant. Such capital gain or loss will be short-term or long-term, depending on whether the participant held the AB Holding Units for more than one year before selling them.

Certain Other Tax Issues
In addition, officers of AllianceBernstein and directors of the General Partner subject to liability under Section 16(b) of the Exchange Act may be subject to special rules regarding the income tax consequences concerning their awards.
Recent AB Holding Unit Price
On August 8, 2017 (the record date for the Special Meeting), the closing trading price on the New York Stock Exchange for an AB Holding Unit was $24.70.

New Plan Benefits
Any awards under the 2017 Plan will be subject to the discretion of the Compensation Committee. As a result, it is not possible to determine the number or type of awards that will be granted to any person under the 2017 Plan. However, if the 2017 Plan had been in effect in 2016, awards would have been granted to our named executive officers at that time, and the groups indicated below, as follows:

	Dollar Value of Restricted AB Holding Units ($)	Number of Restricted AB Holding Units	Dollar Value of AB Holding Unit Options ($)	Number of AB Holding Unit Options
Peter S. Kraus(1)	—	—	—	—
Chairman and CEO

James A. Gingrich	3,260,000	140,517	—	—
Chief Operating Officer

Robert P. van Brugge	1,610,000	69,397	—	—
Chairman and CEO of SCB LLC

Laurence E. Cranch	610,000	26,293	—	—
General Counsel

John C. Weisenseel	672,500	28,987	—	—
CFO

Executive Group(2)	6,692,500	288,470	—	—
Non-Executive Director Group(3)	1,050,000	46,382	150,000	54,546
Non-Executive Employee Group	155,985,811	6,750,630	—	—

(1)	Mr. Kraus’s tenure as Chairman and CEO of AB ended on April 28, 2017.
On May 1, 2017, AB entered into an employment agreement with Seth P. Bernstein, pursuant to which the Board granted to Mr. Bernstein 164,706 restricted AB Holding Units with a grant date value of $3,500,000. Subject to accelerated vesting clauses in the employment agreement (e.g., by reason of AXA ceasing to control the management of AB’s business or AB Holding ceasing to be publicly traded and certain qualifying terminations of employment), the restricted AB Holding Units granted to Mr. Bernstein will vest ratably on each of the first four anniversaries of his employment commencement date subject to Mr. Bernstein’s continued employment with AB through the applicable vesting date. Commencing in 2018, Mr. Bernstein will be eligible for annual equity-based awards in respect of AB Holding with a grant date value equal to $3,500,000.

(2)
Includes the award information relating to the named executive officers set forth in the table, Kate C. Burke, our Head of Human Capital and Chief Talent Officer, and Edward J. Farrell, our Controller and Chief Accounting Officer.

(3)
Represents awards granted during 2016 to our independent directors at that time. In May 2017, our current independent directors were granted a total of 21,177 restricted AB Holding Units with a grant date value of $450,000. Additionally, our current Chairman was awarded 20,000 restricted AB Holding Units with a grant date value of $425,000.

Executive Compensation

The information provided in “Executive Compensation” is an excerpt from AB’s 2016 Form 10-K, as filed with the Commission on February 14, 2017. Please see above in this proxy statement for relevant changes relating to our CEO and Board.
Compensation Discussion and Analysis (“CD&A”)
Compensation Philosophy and Goals
The intellectual capital of our employees is collectively the most important asset of our firm. We invest in people—we hire qualified people, train them, encourage them to give their best thinking to the firm and our clients, and compensate them in a manner designed to motivate, reward and retain them while aligning their interests with the interests of our Unitholders.
We structure our named executive officer compensation programs with the intent of enhancing firm-wide and individual performance and Unitholder value. Our “named executive officers” are:

Chief Executive Officer (“CEO”)	Peter S. Kraus
Chief Financial Officer (“CFO”)	John C. Weisenseel
Three other most highly-compensated executive officers	James A. Gingrich, Chief Operating Officer Robert P. van Brugge, Chairman and CEO of Bernstein Research Services Laurence E. Cranch, General Counsel

We also are focused on ensuring that our compensation practices are competitive with industry peers and provide sufficient potential for wealth creation for our named executive officers and our employees generally, which we believe will enable us to meet the following key compensation goals:

•	attract, motivate and retain highly-qualified executive talent;
•	reward prior year performance;
•	incentivize future performance;
•
recognize and support outstanding individual performance and behaviors that demonstrate and foster our firm’s culture of "Relentless Ingenuity", which includes the core competencies of relentlessness, ingeniousness, collaboration and accountability; and

•	align our executives’ long-term interests with those of our Unitholders and clients.

Compensation Elements for Named Executive Officers

We utilize a variety of compensation elements to achieve the goals described above, consisting of base salary, annual short-term incentive compensation awards (cash bonuses), a long-term incentive compensation award program, a defined contribution plan and certain other benefits, each of which we discuss in detail below:

Base Salaries
Base salaries comprise a relatively small portion of our named executive officers’ total compensation. We consider individual experience, responsibilities and tenure with the firm when determining the narrow range of base salaries paid to our named executive officers other than Mr. Kraus (for information relating to Mr. Kraus's compensation elements, please refer to "Overview of Our CEO's Compensation" below).
Annual Short-Term Incentive Compensation Awards (Cash Bonuses)
We provide our named executive officers, other than Mr. Kraus, with annual short-term incentive compensation awards in the form of cash bonuses.

We believe that annual cash bonuses, which generally reflect individual performance and the firm’s current year financial performance, provide a short-term retention mechanism for our named executive officers, other than Mr. Kraus, because such bonuses typically are paid during the last week of the year.
In 2016, we paid annual cash bonuses in late December. These bonuses, and the 2016 long-term incentive compensation awards described immediately below, were based on management’s evaluation, subject to the Compensation Committee’s review and approval, of each named executive officer’s performance during the year, the performance of the executive’s business unit or function compared to business and operational goals established at the beginning of the year, and the firm's current-year financial performance.  For more information regarding the factors considered when determining cash bonuses for executives, see “Other Factors Considered When Determining Named Executive Officer Compensation” below.
Long-Term Incentive Compensation Awards
A substantial portion of long-term incentive compensation awards generally is denominated in restricted AB Holding Units. We utilize this structure to align our named executive officers’ long-term interests directly with the interests of our Unitholders and indirectly with the interests of our clients, as strong performance for our clients generally contributes directly to increases in assets under management and improved financial performance for the firm.
We believe that annual long-term incentive compensation awards provide a long-term retention mechanism for our named executive officers because such awards generally vest ratably over four years. In 2016, these awards, which were granted in December to each named executive officer (other than Mr. Kraus), were made pursuant to the Incentive Compensation Program, an unfunded, non-qualified incentive compensation plan, and, when the award is AB Holding Unit-based, the 2010 Plan, our equity compensation plan.
Employees, except certain members of senior management, can elect to diversify their long-term incentive compensation awards by allocating up to 50% of their awards to cash, up to a maximum cash amount of $250,000 (“Deferred Cash”). The portion of an award allocated to Deferred Cash is subject to the same multi-year vesting periods (generally, four years) as the portion of the award allocated to restricted AB Holding Units.
With respect to both restricted AB Holding Units and Deferred Cash, award recipients who resign or are terminated without cause continue to vest in their long-term incentive compensation awards if the award recipients comply with certain agreements and restrictive covenants set forth in the applicable award agreement, including restrictions on competition, restrictions on employee and client solicitation, and a claw-back for failing to follow existing risk management policies.  As such, for accounting purposes, there is no employee service requirement and awards are fully expensed when granted.  As used in this Item 11, “vest” refers to the time at which the awards are no longer subject to forfeiture for breach of these restrictions or risk management policies, which we discuss further below in “Consideration of Risk Matters in Determining Compensation”.
Prior to vesting, withdrawals of the restricted AB Holding Units and/or Deferred Cash underlying an award are not permitted. Upon vesting, the AB Holding Units and/or Deferred Cash underlying an award are distributed unless the award recipient has, in advance, voluntarily elected to defer receipt to future periods. Quarterly cash distributions on vested and unvested restricted AB Holding Units are paid to award recipients when distributed generally. If Deferred Cash is elected, interest accrues monthly based on our monthly weighted average cost of funds and is credited to the award recipient annually. Our weighted average cost of funds during 2016 was approximately 0.6%, representing a nominal return.
Defined Contribution Plan
U.S. employees of AB, including each of our named executive officers, are eligible to participate in the Profit Sharing Plan for Employees of AB (as amended and restated as of January 1, 2015 and as further amended as of January 1, 2017, “Profit Sharing Plan”), a tax-qualified retirement plan. The Compensation Committee determines the amount of company contributions (both the level of annual matching by the firm of an employee’s pre-tax salary deferral contributions and the annual company profit sharing contribution, if any).
For 2016, the Compensation Committee determined that employee deferral contributions would be matched on a dollar-for-dollar basis up to 5% of eligible compensation and that there would be no profit sharing contribution.

Other Benefits
Our firm pays the premiums associated with life insurance policies purchased on behalf of our named executive officers.
Overview of 2016 Incentive Compensation Program
In 2016, each of our named executive officers, other than Mr. Kraus, received a portion of his incentive compensation in the form of an annual cash bonus and a portion in the form of long-term incentive compensation (as described above, at least 50% of which must have been allocated to restricted AB Holding Units). The split between the annual cash bonus and long-term incentive compensation varied depending on the named executive officer’s total compensation, with lower-paid executives receiving a greater percentage of their incentive compensation as cash bonuses than more highly-paid executives.  (For additional information about these compensatory elements, see “Compensation Elements for Named Executive Officers” above.)
Although estimates are developed for budgeting and strategic planning purposes, our named executive officers' incentive compensation is not correlated with meeting any specific targets.  Instead, the aggregate amount of incentive compensation paid to our named executive officers generally is determined on a discretionary basis and primarily is a function of our firm’s current year financial performance. Amounts are awarded to help us achieve our goal of attracting, motivating and retaining top talent while also helping to ensure that our executives' goals are appropriately aligned with the goal of increasing our Unitholders' return on their investment.
Senior management, with the approval of the Compensation Committee, confirmed that the appropriate metric to consider in determining the amount of incentive compensation paid to all employees, including our named executive officers, in respect of 2016 is the ratio of adjusted employee compensation and benefits expense to adjusted net revenues, which terms are described immediately below:

•
Adjusted employee compensation and benefits expense is our total employee compensation and benefits expense minus other employment costs such as recruitment, training, temporary help and meals, and excludes the impact of mark-to-market vesting expense, as well as dividends and interest expense, associated with employee long-term incentive compensation-related investments.

•
Adjusted net revenues (see our discussion of “Management Operating Metrics” in Item 7) exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. In addition, adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues. We also exclude from adjusted net revenues additional pass-through expenses we incur (primarily through our transfer agent) that are reimbursed and recorded as fees in revenues. Additionally, adjusted net revenues, effective January 1, 2016, as a result of our having adopted a new accounting standard (see Note 2 to AB's consolidated financial statements in Item 8), reflect the fact that we account for our consolidated venture capital fund in the same manner as our other consolidated VIEs. Specifically, we adjust for the revenue impact of consolidating VIEs by eliminating the consolidated VIEs' revenues and including AB's fees from such VIEs and AB's investment gains and losses on its investments in such VIEs that were eliminated in consolidation. Also, we excluded from adjusted net revenues a gain of $75.3 million we realized in the first quarter of 2016 resulting from the liquidation of an investment in Jasper Wireless Technologies, Inc., which was acquired by Cisco Systems, Inc., because it was not part of our core operating results.

In addition, senior management, with the approval of the Compensation Committee, determined that the firm’s adjusted employee compensation and benefits expense generally should not exceed 50.0% of our adjusted net revenues, except in unexpected or unusual circumstances. As the table below indicates, in 2016, adjusted employee compensation and benefits expense amounted to approximately 48.5% of adjusted net revenues (in thousands):

Net Revenues	$3,028,779
Adjustments (see above)	(559,465)
Adjusted Net Revenues	$2,469,314

Employee Compensation & Benefits Expense	$1,229,721
Adjustments (see above)	(31,122)
Adjusted Employee Compensation & Benefits Expense	$1,198,599
Adjusted Compensation Ratio	48.5%

Our 2016 adjusted compensation ratio of approximately 48.5% reflects the need to keep compensation levels competitive with industry peers in order to attract, motivate and retain highly-qualified executive talent.
Benchmarking
In 2016, management retained McLagan Partners (“McLagan”) to provide compensation benchmarking data for our named executive officers ("McLagan Data"). The McLagan Data summarized 2015 compensation levels and 2016 salaries at selected asset management companies and banks comparable to ours in terms of size and business mix (“Comparable Companies”), to assist us in determining the appropriate level of compensation for the firm’s named executive officers, other than Mr. Kraus.
The McLagan Data provided ranges of compensation levels at the Comparable Companies for executive positions similar to those held by our named executive officers, including base salary and total compensation.
The Comparable Companies, which management selected with input from McLagan, included:

Bank of America Merrill Lynch	Barclays Capital Group	Citigroup Inc.
Credit Suisse Group AG	Deutsche Bank AG	Eaton Vance Corp.
Franklin Resources, Inc.	Goldman Sachs Group, Inc.	Goldman Sachs Asset Management, L.P.
Invesco Ltd.	JPMorgan Chase & Co.	JPMorgan Asset Management Inc.
Legg Mason, Inc.	MFS Investment Management	Morgan Stanley
Morgan Stanley Investment Management Inc.	Neuberger Berman LLC	Oppenheimer Funds Distributor, Inc.
PIMCO LLC	Prudential Investments	T. Rowe Price Group, Inc.
TIAA Group	UBS AG	The Vanguard Group, Inc.

The McLagan Data indicated that the total compensation paid to our named executive officers in 2016 generally fell within or below the ranges of total compensation paid to executives at the Comparable Companies.
The Compensation Committee considered this information in concluding that the compensation levels paid in 2016 to our named executive officers were appropriate and reasonable.
Other Factors Considered When Determining Named Executive Officer Compensation
We base decisions about the incentive compensation of our named executive officers, other than Mr. Kraus, primarily on our assessment of each executive’s leadership, operational performance, and potential to enhance investment returns and service for our clients, all of which contribute to long-term Unitholder value. We do not utilize quantitative formulas when determining the incentive compensation of our named executive officers. Instead, we rely on our judgment about each executive’s performance in light of business and operational goals established at the beginning of the year and reviewed in the context of the current-year financial performance of the firm. We begin this process, which is conducted by our CEO and COO working with other members of senior management, by determining the total incentive compensation amounts available for a particular year (as more fully explained above in “Overview of 2016 Incentive Compensation Program”).

Our CEO and COO, as well as the Compensation Committee, then consider a number of key factors for each of the named executive officers (other than Mr. Kraus, our CEO, whose compensation is described below in "Overview of Our CEO's Compensation"). Specific factors will vary among business units, among individuals and during different business cycles, so we do not adopt any specific weighting or formula under which these metrics are applied.  Key factors we consider are:

•	the firm’s financial performance in the current year;
•	the named executive officer's performance compared to individual business and operational goals established at the beginning of the year;
•	the firm’s strategic and operational considerations;
•	total compensation awarded to the named executive officer in the previous year;
•	the increase or decrease in the current year’s total incentive compensation amounts available;
•	the contribution of the named executive officer to our overall financial results;
•	the nature, scope and level of responsibilities of the named executive officer;
•	the named executive officer’s execution of our firm’s culture of Relentless Ingenuity; and
•	the named executive officer’s management effectiveness, talent development, and adherence to risk management and regulatory compliance.

Our CEO and COO then provided specific incentive compensation recommendations to the Compensation Committee, which recommendations were supported by the factors listed above. The CEO and COO also provided the Compensation Committee with the McLagan Data, which was not used in a formulaic or mechanical way to determine named executive officer compensation levels, but rather, as noted above, provided the Compensation Committee with compensation levels paid to executives at the Comparable Companies. The Compensation Committee then made the final incentive compensation decisions.
We have described in the table below the business and operational goals established at the beginning of 2016 for our named executive officers, other than Mr. Kraus, and their achievements during 2016:

Named Executive Officer	2016 Business and Operational Goals	2016 Goals Achieved
James A. Gingrich COO
1. increase operating efficiency/margins;
2. optimize strategy and sales efforts of Retail, Institutions and Private Wealth;
3. enhance planning and organizational processes;
4. optimize revenue and profitability of Bernstein Research Services;
5. foster a culture of meritocracy, empowerment and accountability among business leaders; and
6. recruit and retain top talent.

1. contained operating costs and improved adjusted operating margin;
2. oversaw team acquisitions in alternatives;
3. oversaw organizational and process changes within distribution functions designed to enhance cost structure and efficiencies;
4. helped improve Bernstein Research Services cost structure; and
5. helped recruit new personnel in several key positions.

Robert P. van Brugge Chairman and CEO, Bernstein Research Services
1. optimize revenue and profitability of Bernstein Research Services;
2. further enhance this unit’s research capabilities, trading services and product array;
3. extend this unit’s geographic platform; and
4. attract, motivate and retain top talent.

1. increased Bernstein Research Services profitability;
2. achieved excellent results in third-party research and trading surveys;
3. increased the commercial success of our firm's sell-side trading platform; and
4. continued to expand the sell-side business in Asia.

Named Executive Officer	2016 Business and Operational Goals	2016 Goals Achieved
Laurence E. Cranch General Counsel
1. address new compliance challenges and maintain and improve our firm's good compliance record, including with respect to new regulatory initiatives;
2. improve the level of client service, including through improvements to productivity and efficiency while using existing resources;
3. develop and retain high quality talent by identifying opportunities to promote from within, and promote diversity;
4. manage the firm's legal risk, including by resolving the Philips matter and by proactively managing the firm's activities and relationships to help avoid future litigation and regulatory issues; and
5. manage expenses, including overall compensation expense, and continue to manage outside counsel and other department expenses.

1. provided leadership with respect to several significant regulatory developments that required analysis and compliance program development, including particularly the Department of Labor fiduciary duty rules ("DOL Rules"), and required strict adherence to our firm's compliance policies and procedures and its fiduciary duties to clients;
2. received positive evaluations from senior business leaders with respect to the performance of the Legal and Compliance Department and implemented changes that made this department more productive and efficient;
3. promoted several individuals from within the department, which has enhanced morale and improved work quality, and recruited high quality talent to fill open positions, in each case while making progress on our goal of improving diversity;
4. settled the Philips litigation, proactively addressed the exposure to liability faced by our firm with respect to litigation brought against 401(k) plan sponsors and their fiduciary advisers, and focused on implementation of the DOL Rules to manage the risks to our firm with respect to possible class action litigation that may be brought as a result of provisions in the rule's best interest contract exemption; and
5. continued to actively manage outside counsel expenses.

Named Executive Officer	2016 Business and Operational Goals	2016 Goals Achieved
John C. Weisenseel CFO
1. increase the firm's profitability by controlling expenses; 2. evaluate and support new business development opportunities; 3. manage business funding requirements within the context of the firm’s capital and liquidity;
4. continue to streamline the firm's office footprint;
5. ensure adherence to internal control structure and financial reporting standards;
6. continue communications with the firm's investors and credit rating agencies; and
7. identify and develop the next generation of leaders in the Finance and Administrative Services Departments.

1. decreased non-compensation expenses compared to 2015;
2. provided accounting and tax guidance in structuring, integrating and funding business development opportunities;
3. repurchased AB Holding Units to offset earnings per unit dilution, which otherwise would result from employee equity-based compensation awards;
4. secured an additional $200 million credit facility to support short-term liquidity requirements;
5. sub-leased additional space in NY metro and London offices and identified potential office space efficiency strategies for NY headquarters and Hong Kong;
6. enhanced internal financial reporting, including an increased focus on management operating metrics, to provide more useful information to senior management;
7. maintained active discussion with AB's investor community and credit rating agencies and participated in the asset management industry annual CFO roundtable; and
8. implemented several staffing changes in the Finance and Administrative Services Departments, providing better client service within our firm while reducing costs.

As indicated in the table above, each of the named executive officers included in the table successfully achieved his goals in 2016. The compensation of each of these named executive officers reflected Mr. Kraus’s and the Compensation Committee’s judgment in assessing the importance of the officer's achievements to our firm’s financial results.
Overview of Our CEO’s Compensation
In 2016, Mr. Kraus was compensated for his services as Chairman of the Board and CEO based on the terms set forth in his employment agreement dated as of June 21, 2012 (“Kraus Employment Agreement”). The Kraus Employment Agreement commenced on January 3, 2014 and terminates on January 2, 2019 (“Employment Term”), unless it is terminated earlier in accordance with its terms.  Although the Employment Term did not commence until January 3, 2014, certain provisions of the Kraus Employment Agreement became effective on June 21, 2012, the date the agreement was signed, including those provisions summarized below pertaining to the grant of 2,722,052 restricted AB Holding Units to Mr. Kraus (“June 2012 Grant”) and termination of his employment.
The terms of the Kraus Employment Agreement were the result of arm’s-length negotiations between Mr. Kraus, members of the Compensation Committee, who discussed this matter during four Special Meetings of the Compensation Committee held in 2012, and other members of the Board.   In addition, the Compensation Committee considered comparative compensation benchmarking data (“Johnson Data”) from Johnson Associates, Inc., a compensation consultant engaged by the Compensation Committee. The Johnson Data provided ranges of CEO compensation levels for 2011 at selected asset management companies and banks comparable to ours in terms of size and business mix, including salary, cash bonus, total cash compensation and total compensation. The comparable companies, which management selected with input from Johnson Associates, included:

Affiliated Managers Group, Inc.	Ameriprise Financial, Inc.	The Bank of New York Mellon Corp.
BlackRock Financial Management, Inc.	Credit Suisse Asset Management LLC	Eaton Vance Corp.
Federated Investors, Inc.	Franklin Resources, Inc.	Invesco Ltd.
Janus Capital Group Inc.	JPMorgan Asset Management Inc.	Lazard Ltd.
Legg Mason, Inc.	Morgan Stanley	Northern Trust Corporation
State Street Global Advisors Ltd.	T. Rowe Price Group, Inc.

In addition, the Johnson Data indicated that the compensation terms for Mr. Kraus set forth in the Kraus Employment Agreement were fully competitive and consistent with industry standards given our firm's size, scope and complexity, the importance of CEO continuity, Mr. Kraus's experience and integral role in the ongoing execution of our firm's long-term growth strategy, and the allocation of Mr. Kraus's compensation more heavily to restricted equity.
The Compensation Committee and the Executive Committee, based on the Johnson Data and other inquiry as needed, decided to structure the allocation of Mr. Kraus’s compensation under the Kraus Employment Agreement heavily toward the June 2012 Grant.
Compensation Elements
Base Salary
Mr. Kraus’s annual base salary under the Kraus Employment Agreement, which originally was set at $275,000, was increased to $400,000 by the Compensation Committee, effective January 1, 2014. This amount is comparable to the annual base salary paid to our most senior executives generally and is consistent with our firm’s policy to keep base salaries of executives and other highly-compensated employees low in relation to total compensation. Any future increase to Mr. Kraus's base salary is entirely in the discretion of the Compensation Committee.
Cash Bonus
Mr. Kraus did not receive a cash bonus for 2016, nor is he entitled to receive a future cash bonus during the remainder of the Employment Term. Any future cash bonus that may be paid to Mr. Kraus is entirely in the discretion of the Compensation Committee.
Restricted AB Holding Units
Mr. Kraus was awarded the June 2012 Grant upon execution of the Kraus Employment Agreement, on June 21, 2012. The size of the June 2012 Grant, which had a value of approximately $33 million based on the market price of an AB Holding Unit on June 21, 2012, reflected the determination by Mr. Kraus and the Board that this was a reasonable and appropriate amount of long-term incentive compensation in view of Mr. Kraus’s expertise and experience, his past compensation, and the compensation of the CEOs included in the Johnson Data.
Subject to accelerated vesting clauses in the Kraus Employment Agreement (e.g., immediate vesting upon a “change in control” of our firm, as discussed in detail below), the June 2012 Grant vests ratably on each of the first five anniversaries of December 19, 2013, commencing December 19, 2014, provided, with respect to each installment, Mr. Kraus continues to be employed by AB on the vesting date.  However, Mr. Kraus elected to delay delivery of all of the restricted AB Holding Units until December 19, 2018, the final vesting date, subject to acceleration upon a “change in control” of our firm and certain qualifying events of termination of employment (see “Terms Relating to Change in Control and Termination of Employment” below).
During the Employment Term, Mr. Kraus is paid the cash distributions payable with respect to his unvested and vested restricted AB Holding Units until the AB Holding Units are delivered or forfeited.  These cash distributions generally are paid at the time distributions are made to AB Holding Unitholders.
As noted above, Mr. Kraus did not receive an equity-based award for 2016, nor is he entitled to receive a future equity award during the remainder of the Employment Term.  Accordingly, during the Employment Term, the totality of Mr. Kraus's compensation (other than his base salary) is and, absent any additional awards the Compensation Committee may choose to grant, will continue to be, dependent on the level of cash distributions on the restricted AB Holding Units granted to Mr. Kraus and the evolution of the trading price of an AB Holding Unit, both of which are partially dependent on the financial and operating results of our firm.  Therefore, his long-term interests are, and will continue to be, aligned directly with the interests of our Unitholders and indirectly with the interests of our clients, as strong performance for our clients generally contributes directly to increases in assets under management and improved financial performance for the firm.
Perquisites and Benefits
Under the Kraus Employment Agreement, Mr. Kraus is entitled to receive the following perquisites and benefits:

•
personal use of company aircraft (provided he reimburses the company for any incremental cost resulting from such use), and the ability to have family members accompany him on company aircraft when Mr. Kraus travels for business purposes (provided that taxable income is imputed to him for any business flight on which family members are aboard);

•	personal use of a company car and driver;
•
following termination of his employment due to death or disability, continued health and welfare benefits (see note 5 to “Potential Payments upon Termination or Change in Control” table below for additional information); and

•	following termination of his employment by AB without cause or by Mr. Kraus for good reason, payments equal to the cost of COBRA coverage for the period for which he is entitled to COBRA.

Terms Relating to Change in Control and Termination of Employment

The June 2012 Grant will vest immediately upon a “change in control” of our firm.  A change in control is defined as:

•	AXA ceasing to control the management of AB’s business; or
•	AB Holding ceasing to be publicly traded.

Mr. Kraus negotiated the change-in-control provisions described immediately above in order to ensure that AB would continue to be operated as a separately-managed entity and with a certain degree of independence and that AB Holding would continue as a publicly-traded entity. Both AXA and Mr. Kraus believed that these arrangements added significant value to AB. The Board understood that AXA had no intention of changing these arrangements during the Employment Term and, accordingly, concluded that the change-in-control provisions were acceptable and necessary in order to retain Mr. Kraus.
The Kraus Employment Agreement also provides for the immediate vesting of the next two installments of restricted AB Holding Units (or the final installment, if only one installment remains unvested as of the termination date) upon certain qualifying terminations of employment, including termination of Mr. Kraus’s employment:

by AB without cause, where “cause” includes, among other things:
	•	the continued, willful failure by Mr. Kraus to perform substantially his duties with AB after a written demand for substantial performance is delivered to him by the Board;
	•	Mr. Kraus’s conviction of, or plea of guilty or nolo contendere to, a crime that constitutes a felony;
	•	the willful engaging by Mr. Kraus in misconduct that is materially and demonstrably injurious to AB or any of its affiliates;
	•	the willful breach by Mr. Kraus of the covenant not to disclose any confidential information pertaining to AB or its affiliates or the covenant not to compete with AB or its affiliates; or
	•	Mr. Kraus’s failure to comply with a material written company workplace policy applicable to him, and

•	by Mr. Kraus for good reason, where “good reason” generally includes actions taken by AB resulting in a material negative change in Mr. Kraus’s employment relationship, such as:
	•	assignment to Mr. Kraus of duties materially inconsistent with his position;
	•	any material breach of the Kraus Employment Agreement by AB;
	•	a requirement by AB that Mr. Kraus be based at any office or location more than 25 miles commuting distance from company headquarters; or
	•	a requirement that Mr. Kraus report to an officer or employee of AB instead of reporting directly to the Board and the CEO of AXA.

In addition, if Mr. Kraus dies or becomes disabled during the Employment Term, Mr. Kraus immediately will vest in a pro-rated portion of any restricted AB Holding Units otherwise due to vest on the next vesting date.
Mr. Kraus negotiated the provisions described immediately above in order to preserve the value of his long-term incentive compensation arrangement. The Board agreed to these provisions because they were typical of executive compensation agreements for executives at Mr. Kraus’s level, they provided Mr. Kraus with effective incentives for future performance, and because the Board concluded that they were necessary to retain Mr. Kraus.
The Board also concluded that the change-in-control and termination provisions in the Kraus Employment Agreement fit within AB’s overall compensation objectives because these provisions, which aligned with AB’s goal of providing Mr. Kraus with effective incentives for future performance:

•	permitted AB to retain a highly-qualified chief executive officer;
•	aligned Mr. Kraus’s long-term interests with those of AB’s Unitholders and clients;
•	were consistent with AXA’s and the Board’s expectations with respect to the manner in which AB and AB Holding would be operated during Mr. Kraus’s tenure; and
•
were consistent with the Board’s expectations that Mr. Kraus would not be terminated without cause and that no steps would be taken that would provide him with the ability to terminate the agreement for good reason.

Compensation Committee

The Compensation Committee consists of Ms. Slutsky and Messrs. Condron (Chair), Duverne, Elliott and Kraus. The Compensation Committee held four meetings in 2016.
As discussed in “NYSE Governance Matters” in Item 10, AB Holding, as a limited partnership, is exempt from NYSE rules that require public companies to have a compensation committee consisting solely of independent directors. AXA owns, indirectly, an approximate 63.7% economic interest in AB (as of December 31, 2016), and compensation expense is a significant component of our financial results. For these reasons, Mr. Duverne, Chairman of the Board of AXA, is a member of the Compensation Committee, and any action taken by the Compensation Committee requires the affirmative vote or consent of an AXA representative.
The Compensation Committee has general oversight of compensation and compensation-related matters, including:

•	determining cash bonuses;
•
determining contributions and awards under incentive plans or other compensation arrangements (whether qualified or non-qualified) for employees of AB and its subsidiaries, and amending or terminating such plans or arrangements or any welfare benefit plan or arrangement or making recommendations to the Board with respect to adopting any new incentive compensation plan, including equity-based plans;

•	reviewing and approving the compensation of our CEO, evaluating his performance, and determining and approving his compensation level based on this evaluation; and
•	reviewing and discussing the CD&A, and recommending to the Board its inclusion in the Partnerships’ Forms 10-K and, when applicable, proxy statements.

The Compensation Committee’s year-end process generally has focused on the cash bonuses and long-term incentive compensation awards granted to senior management. Mr. Kraus is an active member of the Compensation Committee, but he does not participate in any committee discussions or votes regarding his own compensation. Mr. Kraus, working with the COO and other members of senior management, provides recommendations for individual employee awards to the Compensation Committee for its consideration. As part of this process, management provides the committee with compensation benchmarking data from one or more compensation consultants. For 2016, we paid $26,750 to McLagan for executive compensation benchmarking data and an additional $409,931 for survey and consulting services relating to the amount and form of compensation paid to employees other than executives.
The Compensation Committee held its regularly-scheduled meeting regarding year-end compensation on December 9, 2016, at which meeting it discussed and approved senior management’s compensation recommendations. The Compensation Committee did not retain its own consultants.

The Compensation Committee’s functions are more fully described in the committee’s charter, which is available on-line in the “Management & Governance” section of our Internet Site.
Other Compensation-Related Matters
AB and AB Holding are, respectively, private and public limited partnerships, and are subject to taxes other than federal and state corporate income tax (see “Structure-related Risks” in Item 1A and Note 19 to AB’s consolidated financial statements in Item 8). Accordingly, Section 162(m) of the Code, which limits tax deductions relating to executive compensation otherwise available to entities taxed as corporations, is not applicable to either AB or AB Holding.
Compensation Committee Interlocks and Insider Participation
Mr. Duverne is the Chairman of the Board of AXA, the ultimate parent company of the General Partner.
Mr. Kraus is Chairman of the Board and CEO of the General Partner and, accordingly, also serves in that capacity for AB and AB Holding. No executive officer of AB serves as (i) a member of a compensation committee or (ii) a director of another entity, an executive officer of which serves as a member of AB’s Compensation Committee or Board.
Consideration of Risk Matters in Determining Compensation

In 2016, we considered whether our compensation practices for employees, including our named executive officers, encourage unnecessary or excessive risk-taking and whether any risks arising from our compensation practices are reasonably likely to have a material adverse effect on our firm. For the reasons set forth below, we have determined that our current compensation practices do not create risks that are reasonably likely to have a material adverse effect on our firm.
As described above in “Compensation Elements for Named Executive Officers – Long-Term Incentive Compensation Awards”, a substantial portion of each long-term incentive compensation award granted to an eligible employee is denominated in AB Holding Units that are not distributed until subsequent years, so the ultimate value that the employee derives from the award depends on the long-term performance of the firm. Denominating a substantial portion of the award in restricted AB Holding Units and deferring their delivery sensitizes employees to risk outcomes and discourages them from taking excessive risks that could lead to a decrease in the value of the AB Holding Units. Furthermore, and as noted above in “Compensation Elements for Named Executive Officers – Long-Term Incentive Compensation Awards”, generally all outstanding long-term incentive compensation awards include a provision permitting us to “claw-back” the unvested portion of an employee’s long-term incentive compensation award (whether denominated in restricted AB Holding Units or Deferred Cash) if the Compensation Committee determines that (i) the employee failed to follow existing risk management policies and (ii) as a result of the employee’s failure, there has been or reasonably could be expected to be a material adverse impact on our firm or the employee’s business unit.

Summary Compensation Table for 2016

Total compensation of our named executive officers for 2016, 2015 and 2014, as applicable, is as follows:

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards(1)(2) ($)	All Other Compensation ($)	Total($)
Peter S. Kraus(3)	2016	400,000	—	—	5,954,676	6,354,676
Chairman and CEO	2015	400,000	—	—	6,544,627	6,944,627
	2014	411,539	—	—	6,374,364	6,785,903
James A. Gingrich(4)	2016	400,000	3,540,000	3,260,000	828,361	8,028,361
Chief Operating Officer	2015	400,000	3,940,000	3,660,000	892,863	8,892,863
	2014	415,385	3,940,000	3,660,000	872,272	8,887,657
Robert P. van Brugge	2016	400,000	1,890,000	1,610,000	324,696	4,224,696
Chairman and CEO of SCB LLC	2015	400,000	2,040,000	1,760,000	339,762	4,539,762
	2014	415,385	1,940,000	1,660,000	327,253	4,342,638
Laurence E. Cranch(5)	2016	400,000	890,000	610,000	326,556	2,226,556
General Counsel	2015	400,000	915,000	635,000	334,969	2,284,969

John C. Weisenseel	2016	375,000	977,500	672,500	111,505	2,136,505
CFO	2015	375,000	915,000	610,000	129,559	2,029,559
	2014	389,423	800,000	500,000	135,457	1,824,880
________________________________________________________________________________________________________________________

(1)
The figures in the “Stock Awards” column provide the aggregate grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. For the assumptions made in determining these values, see Note 17 to AB’s consolidated financial statements in Item 8.

(2)	See “Grants of Plan-based Awards in 2016” below for information regarding the 2016 long-term incentive compensation awards granted to our named executive officers.

(3)	Mr. Kraus’s compensation structure is set forth in the Kraus Employment Agreement, the terms of which are described above in “Overview of Our CEO’s Compensation”.

(4)
On February 13, 2017, the Compensation Committee approved a grant to Mr Gingrich of restricted AB Holding Units with a value of $21 million (based on the average closing price on the NYSE of an AB Holding Unit for the period covering the four trading days immediately preceding the grant date, the grant date and the five trading days immediately following the grant date), in lieu of cash bonus and long-term incentive compensation awards for 2017, 2018 and 2019 for which Mr. Gingrich otherwise would have been eligible under the Incentive Compensation Program; provided, Mr. Gingrich will be eligible to receive at the end of each such year an additional cash bonus, to the extent approved by the Compensation Committee. Mr. Gingrich's restricted AB Holding Units will vest (after which they are no longer subject to forfeiture) ratably on each of December 1, 2017, 2018 and 2019, provided, with respect to each installment, Mr. Gingrich continues to be employed by our firm.

(5)	We have not provided 2014 compensation for Mr. Cranch because he was not a named executive officer in 2014.
The “All Other Compensation” column includes the aggregate incremental cost to our company of certain other expenses and perquisites. For 2016, this column includes the following:

Name	Quarterly Distributions on AB Holding Unit Awards ($)	Aircraft-related Imputed Income ($)		Personal Use of Car and Driver ($)		Contributions to Profit Sharing Plan ($)	Life Insurance Premiums ($)	Financial Planning Services ($)
Peter S. Kraus(1)	5,716,309	39,792	(4)	185,325	(5)	13,250	—	—
James A. Gingrich(2)	791,716	—		—		13,250	1,806	21,589
Robert P. van Brugge	310,816	—		—		13,250	630	—
Laurence E. Cranch(3)	308,115	—		—		13,250	5,191	—
John C. Weisenseel	96,578	—		—		13,250	1,677	—

________________________________________________________________________________________________________________________

(1)	Includes $2,858,154 paid on AB Holding Units that have not yet vested and $2,858,155 paid on AB Holding Units that have vested but with respect to which delivery has been voluntarily deferred.

(2)	Includes $692,432 paid on AB Holding Units that have not yet vested and $99,284 paid on AB Holding Units that have vested but with respect to which delivery has been voluntarily deferred.

(3)	Includes $120,673 paid on AB Holding Units that have not yet vested and $187,442 paid on AB Holding Units that have vested but with respect to which delivery has been voluntarily deferred.

(4)
We use the Standard Industry Fare Level ("SIFL") methodology to calculate the amount to include in the taxable income of named executive officers for the personal use of company-leased aircraft. Using the SIFL methodology, which was approved by the Compensation Committee, limits our ability to deduct the full cost of personal use of company-leased aircraft by our executive officers. Mr. Kraus reimburses AB for any incremental cost resulting from his personal use of company-leased aircraft. However, taxable income is imputed to Mr. Kraus for business flights on which family members are aboard. The figure in the table represents the taxable income for the 12 months ended October 31, 2016 that was imputed to Mr. Kraus. In addition, AB was unable to deduct approximately $826,000 of the cost of company-leased aircraft, representing a tax cost to AB of $7,849, due to the fact that family members accompanied Mr. Kraus on certain trips on company-leased aircraft taken for business purposes.

(5)	Includes lease costs ($15,423), driver compensation ($145,984) and other car-related costs ($23,918), such as parking, gas, tolls, and repairs and maintenance.
Grants of Plan-based Awards in 2016
Grants of awards under the 2010 Plan, our equity compensation plan, during 2016 made to our named executive officers are as follows:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(1) ($)
Peter S. Kraus	—	—	—
James A. Gingrich(2)	12/9/2016	140,517	3,260,000
Robert P. van Brugge(2)	12/9/2016	69,397	1,610,000
Laurence E. Cranch(2)	12/9/2016	26,293	610,000
John C. Weisenseel(2)	12/9/2016	28,987	672,500
________________________________________________________________________________________________________________________

(1)
This column provides the aggregate grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. For the assumptions made in determining these values, see Note 17 to AB's consolidated financial statements in Item 8.

(2)
As discussed above in “Overview of 2016 Incentive Compensation Program” and “Compensation Elements for Named Executive Officers—Long-Term Incentive Compensation Awards”, long-term incentive compensation awards generally are denominated in restricted AB Holding Units. The 2016 long-term incentive compensation awards granted to our named executive officers under the Incentive Compensation Program and the 2010 Plan are shown in the “All Other Stock Awards” column of this table, the “Stock Awards” column of the Summary Compensation Table and the “AB Holding Unit Awards” columns of the Outstanding Equity Awards at 2016 Fiscal Year-End Table.

In 2016, the number of restricted AB Holding Units comprising long-term incentive compensation awards granted to each named executive officer (other than Mr. Kraus, who was not granted an incentive compensation award in 2016) was determined based on the closing price of an AB Holding Unit as reported for NYSE composite transactions on December 9, 2016, the date on which the Compensation Committee approved the awards. For further information regarding the material terms of such awards, including the vesting terms and the formulas or criteria to be applied in determining the amounts payable, please refer to "Overview of 2016 Incentive Compensation Program", "Compensation Elements for Named Executive Officers-Long-Term Incentive Compensation Awards" and "Other Factors Considered When Determining Named Executive Officer Compensation" above.
Outstanding Equity Awards at 2016 Fiscal Year-End
Outstanding equity awards held by our named executive officers as of December 31, 2016 are as follows:

	Option Awards				AB Holding Unit Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(8) ($)
Peter S. Kraus(1)	—	—	—	—	1,088,821	25,532,848
James A. Gingrich(2)(3)	263,533	—	17.05	1/23/2019	377,481	8,851,922
Robert P. van Brugge(4)	—	—	—	—	175,804	4,122,594
Laurence E. Cranch(5)(6)	78,348	—	17.05	1/23/2019	67,406	1,580,662
John C. Weisenseel(7)	—	—	—	—	64,251	1,506,680
________________________________________________________________________________________________________________________

(1)
Subject to accelerated vesting clauses in the Kraus Employment Agreement (e.g., immediate vesting upon a “change in control” of our firm), the June 2012 Grant vests ratably on each of the first five anniversaries of December 19, 2013, commencing December 19, 2014, provided, with respect to each installment, Mr. Kraus continues to be employed by AB on the vesting date.  However, Mr. Kraus elected to delay delivery of all of the restricted AB Holding Units until December 19, 2018, the final vesting date, subject to acceleration upon a “change in control” of our firm and certain qualifying events of termination of employment. For further information regarding the restricted AB Holding Units awarded to Mr. Kraus under the Kraus Employment Agreement, see “Overview of Our CEO’s Compensation” above.

(2)
Mr. Gingrich was awarded (i) 140,517 restricted AB Holding Units in December 2016 that are scheduled to vest in 25% increments on each of December 1, 2017, 2018, 2019 and 2020, (ii) 158,992 restricted AB Holding Units in December 2015, 25% of which vested on December 1, 2016 and the remainder of which is scheduled to vest in 25% increments on each of December 1, 2017, 2018 and 2019, (iii) 150,992 restricted AB Holding Units in December 2014, 25% of which vested on each of December 1, 2015 and 2016, and the remainder of which is scheduled to vest in 25% increments on each of December 1, 2017 and 2018, and (iv) 168,897 restricted AB Holding Units in December 2013, 25% of which vested on each of December 1, 2014, 2015 and 2016, and the remainder of which is scheduled to vest in an additional 25% increment on December 1, 2017.

(3)	Mr. Gingrich was granted 263,533 options to buy AB Holding Units in January 2009, 20% of which vested and became exercisable on each of January 23, 2010, 2011, 2012, 2013 and 2014.

(4)
Mr. van Brugge was awarded (i) 69,397 restricted AB Holding Units in December 2016 that are scheduled to vest in 25% increments on each of December 1, 2017, 2018, 2019 and 2020, (ii) 76,455 restricted AB Holding Units in December 2015, 25% of which vested on December 1, 2016 and the remainder of which is scheduled to vest in 25% increments on each of

December 1, 2017, 2018 and 2019, (iii) 68,482 restricted AB Holding Units in December 2014, 25% of which vested on each of December 1, 2015 and 2016, and the remainder of which is scheduled to vest in 25% increments on each of December 1, 2017 and 2018, and (iv) 59,299 restricted AB Holding Units in December 2013, 25% of which vested on each of December 1, 2014, 2015 and 2016, and the remainder of which is scheduled to vest in an additional 25% increment on December 1, 2017.

(5)
Mr. Cranch was awarded (i) 26,293 restricted AB Holding Units in December 2016 that are scheduled to vest in 25% increments on each of December 1, 2017, 2018, 2019 and 2020, (ii) 27,585 restricted AB Holding Units in December 2015, 25% of which vested on December 1, 2016 and the remainder of which is scheduled to vest in 25% increments on each of December 1, 2017, 2018 and 2019, (iii) 26,197 restricted AB Holding Units in December 2014, 25% of which vested on each of December 1, 2015 and 2016, and the remainder of which is scheduled to vest in 25% increments on each of December 1, 2017 and 2018, and (iv) 29,303 restricted AB Holding Units in December 2013, 25% of which vested on each of December 1, 2014, 2015 and 2016, and the remainder of which is scheduled to vest in an additional 25% increment on December 1, 2017.

(6)	Mr. Cranch was granted 78,348 options to buy AB Holding Units in January 2009, 20% of which vested and became exercisable on each of January 23, 2010, 2011, 2012, 2013 and 2014.

(7)
Mr. Weisenseel was awarded (i) 28,987 restricted AB Holding Units in December 2016 that are scheduled to vest in 25% increments on each of December 1, 2017, 2018, 2019 and 2020, (ii) 26,499 restricted AB Holding Units in December 2015, 25% of which vested on December 1, 2016 and the remainder of which is scheduled to vest in 25% increments on each of December 1, 2017, 2018 and 2019, (iii) 20,628 restricted AB Holding Units in December 2014, 25% of which vested on each of December 1, 2015 and 2016, and the remainder of which is scheduled to vest in 25% increments on each of December 1, 2017 and 2018, and (iv) 20,305 restricted AB Holding Units in December 2013, 25% of which vested on each of December 1, 2014, 2015 and 2016, and the remainder of which is scheduled to vest in an additional 25% increment on December 1, 2017.

(8)
The market values of restricted AB Holding Units set forth in this column were calculated assuming a price per AB Holding Unit of $23.45, which was the closing price on the NYSE of an AB Holding Unit on December 30, 2016, the last trading day of AB's last completed fiscal year.

Option Exercises and AB Holding Units Vested in 2016
AB Holding Units held by our named executive officers that vested during 2016 are as follows:

	AB Holding Unit Awards
Name	Number of AB Holding Units Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter S. Kraus(1)	544,410	12,330,887
James A. Gingrich	158,712	3,634,505
Robert P. van Brugge	71,202	1,630,526
Laurence E. Cranch	27,843	637,605
John C. Weisenseel	19,924	456,260
________________________________________________________________________________________________________________________

(1)
Mr. Kraus deferred delivery of the 544,410 restricted AB Holding Units that vested in December 2016. See “Overview of Our CEO’s Compensation – Compensation Elements – Restricted AB Holding Units” above for additional information.

Pension Benefits for 2016
None of our named executive officers are entitled to benefits under the Amended and Restated Retirement Plan for Employees of AB (as amended and restated as of January 1, 2016, “Retirement Plan”), our company pension plan. For additional information regarding the Retirement Plan, including interest rates and actuarial assumptions, see Note 16 to AB’s consolidated financial statements in Item 8.

Non-Qualified Deferred Compensation for 2016
Vested and unvested non-qualified deferred compensation contributions, earnings and distributions of our named executive officers during 2016 and their non-qualified deferred compensation plan balances as of December 31, 2016 are as follows:

Name	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Peter S. Kraus(1)	12,330,896	(217,764)	—	51,065,696
James A. Gingrich(2)	—	150,076	(178,489)	1,243,151
Robert P. van Brugge	—	—	—	—
Laurence E. Cranch(2)	—	(1,542)	(412,680)	—
John C. Weisenseel(3)	—	138	(25,150)	—
________________________________________________________________________________________________________________________

(1)
Mr. Kraus deferred delivery of the 544,410 restricted AB Holding Units that vested in December 2016, the value of which, as of December 19, 2016 (vesting date), is reflected in "Executive Contributions in Last FY", until the earlier of December 19, 2018, his death and the date on which a change in control of AB occurs. "Aggregate Earnings in Last FY" represents the change in the value of these restricted AB Holding Units from December 19, 2016 to December 31, 2016. "Aggregate Balance at Last FYE" represents the aggregate value of the portions of the June 2012 Grant that are scheduled to vest in equal increments on each of December 19, 2017 and 2018. See “Overview of Our CEO’s Compensation – Compensation Elements – Restricted AB Holding Units” above for additional information.

(2)
Amounts shown reflect Messrs. Gingrich's and Cranch’s interests from pre-2009 awards under the predecessor plan to the Incentive Compensation Program, under which plan participants were permitted to allocate their awards (i) among notional investments in AB Holding Units, certain of the investment services we provided to clients and a money market fund, or (ii) under limited circumstances, in options to buy AB Holding Units. For additional information about the Incentive Compensation Program, see Notes 2 and 17 to AB’s consolidated financial statements in Item 8.

(3)
The amounts shown in “Aggregate Earnings in Last FY” for Mr. Weisenseel reflects the interest payments associated with the Deferred Cash portion of his long-term incentive compensation award granted in 2012. Interest accrues monthly based on our monthly weighted average cost of funds (approximately 0.6% in 2016) and will be credited to Mr. Weisenseel annually until the cash is distributed him. The amounts shown in “Aggregate Withdrawals/Distributions” for Mr. Weisenseel represents his Deferred Cash distribution during 2016.

Potential Payments upon Termination or Change in Control
Estimated payments and benefits to which our named executive officers would have been entitled upon a change in control of AB or the specified qualifying events of termination of employment as of December 31, 2016 are as follows:

Name	Cash Payments(1) ($)	Acceleration of Restricted AB Holding Unit Awards(2) ($)	Other Benefits ($)
Peter S. Kraus(3)
Change in control	—	25,532,848	21,908
Termination by AB without cause	—	25,532,848	21,908
Termination by Mr. Kraus for good reason	—	25,532,848	21,908
Death or disability(4)(5)	—	12,766,424	21,908
James A. Gingrich
Resignation or termination by AB without cause (complies with applicable agreements and restrictive covenants)(2)	—	8,851,922	—
Death or disability(6)	—	8,851,922	—
Robert P. van Brugge
Resignation or termination by AB without cause (complies with applicable agreements and restrictive covenants)(2)	—	4,122,594	—
Death or disability(6)	—	4,122,594	—
Laurence E. Cranch
Resignation or termination by AB without cause (complies with applicable agreements and restrictive covenants)(2)	—	1,580,662	—
Death or disability(6)	—	1,580,662	—
John C. Weisenseel
Resignation or termination by AB without cause (complies with applicable agreements and restrictive covenants)(2)	—	1,506,680	—
Death or disability(6)	—	1,506,680	—
_________________________________________________________________________________________________________________

(1)
It is possible that each named executive officer, other than Mr. Kraus, could receive a cash severance payment on the termination of his employment. The amounts of any such cash severance payments would be determined at the time of such termination, so we are unable to estimate such amounts.

(2)
See Notes 2 and 17 in AB’s consolidated financial statements in Item 8 and “Compensation Elements for Named Executive Officers – Long-Term Incentive Compensation Awards” above for a discussion of the terms set forth in long-term incentive compensation award agreements relating to termination of employment.

(3)	See "Overview of Our CEO's Compensation" above for a discussion of the terms set forth in the Kraus Employment Agreement relating to termination of employment.

(4)
The Kraus Employment Agreement defines “Disability” as a good faith determination by AB that Mr. Kraus is physically or mentally incapacitated and has been unable for a period of 120 days in the aggregate during any 12-month period to perform substantially all of the duties for which he is responsible immediately before the commencement of the incapacity.

(5)
Under the Kraus Employment Agreement, upon termination of Mr. Kraus’s employment due to death or disability, AB will provide at its expense continued health and welfare benefits for Mr. Kraus, his spouse and his dependents through the end of the calendar year in which termination occurs. Thereafter, until the date Mr. Kraus (or, in the case of his spouse, his spouse) reaches age 65, AB will provide Mr. Kraus and his spouse with access to participation in AB’s medical plans at Mr. Kraus’s (or his spouse’s) sole expense based on a reasonably determined fair market value premium rate.

(6)
“Disability” is defined in the Incentive Compensation Program award agreements of each of Messrs. Gingrich, van Brugge, Cranch and Weisenseel, and in the Special Option Program award agreement of Messrs. Gingrich and Cranch, as the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months, as determined by the carrier of the long-term disability insurance program maintained by AB or its affiliate that covers the named executive officer.

Director Compensation in 2016
During 2016, we compensated our directors, who are not employed by our company or by any of our affiliates (“Eligible Directors”), as follows:

Name	Fees Earned or Paid in Cash($)	Stock Awards(1)(3) ($)	Option Awards(2)(3) ($)	Total($)
Christopher M. Condron(4)	148,375	75,000	75,000	298,375
Steven G. Elliott(4)	195,750	150,000	—	345,750
Deborah S. Hechinger(4)	140,875	75,000	75,000	290,875
Weston M. Hicks(4)	128,000	150,000	—	278,000
Heidi S. Messer(4)	126,500	150,000	—	276,500
Scott A. Schoen(4)	128,000	150,000	—	278,000
Lorie A. Slutsky(4)	143,500	150,000	—	293,500
Joshua A. Weinreich	111,125	150,000	—	261,125
________________________________________________________________________________________________________________________

(1)
The aggregate number of restricted AB Holding Units underlying awards outstanding but not yet distributed at December 31, 2016 was: for Mr. Condron and Ms. Hechinger, 7,814 AB Holding Units; for Ms. Messer, 10,407 AB Holding Units; and for each of Ms. Slutsky and Messrs. Elliott, Hicks, Schoen and Weinreich, 15,627 AB Holding Units.

(2)
The aggregate number of options outstanding at December 31, 2016 was: for Mr. Condron, options to buy 91,376 AB Holding Units; for Mr. Elliott, options to buy 26,383 AB Holding Units; for Ms. Hechinger, options to buy 118,141 AB Holding Units; for Mr. Hicks, options to buy 42,510 AB Holding Units; for Ms. Slutsky, options to buy 39,398 AB Holding Units; and for Mr. Weinreich, options to buy 5,774 AB Holding Units. Ms. Messer and Mr. Schoen do not own any options to buy AB Holding Units.

(3)
Reflects the aggregate grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. For the assumptions made in determining these values, see Note 17 to AB’s consolidated financial statements in Item 8 of our 2016 Form 10-K.

(4)	Includes retainer payments made in December 2016 relating to the fourth quarter of 2016, which payments should have been made in January 2017.

The General Partner pays fees, and makes equity-based awards, only to Eligible Directors. At a regularly-scheduled meeting of the Board held during July 2015, the Board approved, effective January 1, 2016, the Eligible Director compensation elements described immediately below and agreed to re-consider such compensation elements no less frequently than every five years:

•	an annual retainer of $75,000 (paid quarterly after any quarter during which an Eligible Director serves on the Board);

•	a fee of $5,000 for participating in any meeting of the Board, whether in person or by telephone, in excess of the six regularly-scheduled Board meetings each year;

•
a fee of $2,000 for participating in any meeting of any duly constituted committee of the Board, whether in person or by telephone, in excess of the number of regularly-scheduled committee meetings each year (i.e., in excess of seven meetings of the Audit Committee and three meetings of each of the Executive Committee, the Compensation Committee and the Governance Committee);

•	an annual retainer of $20,000 for acting as Lead Independent Director;

•	an annual retainer of $25,000 for acting as Chair of the Audit Committee;

•	an annual retainer of $12,500 for acting as Chair of the Compensation Committee;

•	an annual retainer of $12,500 for acting as Chair of the Governance Committee;

•	an annual retainer of $12,500 for serving as a member of the Audit Committee;

•	an annual retainer of $6,000 for serving as a member of the Executive Committee;

•	an annual retainer of $6,000 for serving as a member of the Compensation Committee;

•	an annual retainer of $6,000 for serving as a member of the Governance Committee; and

•	an annual equity-based grant under an equity compensation plan consisting of (at each Eligible Director’s election):

•	restricted AB Holding Units with a grant date value of $150,000;

•	options to buy AB Holding Units with a grant date value of $150,000; or

•	restricted AB Holding Units with a grant date value of $75,000 and options to buy AB Holding Units with a grant date value of $75,000.

The Board also approved, effective in 2018, the following increases to Eligible Director compensation:

•	an annual retainer of $85,000 (paid quarterly after any quarter during which the director serves on the Board); and

•	an annual equity-based grant under an equity compensation plan consisting of (at each Eligible Director’s election):

•	restricted AB Holding Units with a grant date value of $170,000;

•	options to buy AB Holding Units with a grant date value of $170,000; or

•	restricted AB Holding Units with a grant date value of $85,000 and options to buy AB Holding Units with a grant date value of $85,000.

Equity grants to Eligible Directors generally are made at the May meeting of the Board. The date of the May meeting is set by the Board the previous year.

At a regularly-scheduled meeting of the Board held during May 2016, the Board, consistent with elections made by our Eligible Directors during the first quarter of 2016, granted to (i) each of Mr. Condron and Ms. Hechinger, 3,313 restricted AB Holding Units and options to buy 27,273 AB Holding Units at $22.64 per AB Holding Unit, and (ii) each of Mses. Messer and Slutsky and Messrs. Elliott, Hicks, Schoen and Weinreich, 6,626 restricted AB Holding Units. The exercise price of the options was the closing price of an AB Holding Unit as reported for NYSE composite transactions on May 19, 2016, the date on which the Board approved the awards. For information about how the Black-Scholes value was calculated, see Notes 2 and 17 to AB’s consolidated financial statements in Item 8.

Options granted to Eligible Directors become exercisable ratably over three years. Restricted AB Holding Units granted to Eligible Directors “cliff” vest after three years (i.e., 100% of the award is distributed on the third anniversary of the grant date). In order to avoid any perception that our directors’ exercise of their fiduciary duties might be impaired, these options and restricted AB Holding Units are not forfeitable, except if the Eligible Director is terminated for “Cause”, as that term is defined in the 2010 Plan or the applicable award agreement. Accordingly, vesting and exercisability of options continues following an Eligible Director’s resignation from the Board. Restricted AB Holding Units are distributed as soon as administratively feasible following an Eligible Director’s resignation from the Board.

The General Partner may reimburse any director for reasonable expenses incurred in connection with attendance at Board meetings as well as additional Board responsibilities. AB Holding and AB, in turn, reimburse the General Partner for expenses incurred by the General Partner on their behalf, including amounts in respect of directors’ fees and expenses. These reimbursements are subject to any relevant provisions of the AB Holding Partnership Agreement and the AB Partnership Agreement.

Security Ownership of Certain Beneficial Owners and Management

 Principal Security Holders
As of August 8, 2017, we had no information that any person beneficially owned more than 5% of the outstanding AB Holding Units.
As of August 8, 2017, we had no information that any person beneficially owned more than 5% of the outstanding AllianceBernstein Units, except as reported by AXA and certain of its subsidiaries on Schedule 13D/A filed with the SEC on July 3, 2017 pursuant to the Exchange Act. We have prepared the following table, and the notes that follow, in reliance on such filing:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Reported on Schedule		Percent of Class
AXA(1)(2)(3)(4) 25 avenue Matignon 75008 Paris, France	170,121,745	(3)(4)	63.3	(3)(4)
______________________________________________________________________________________________________

(1)
Based on information provided by AXA, as of December 31, 2016, 14.13% of the issued ordinary shares (representing 23.93% of the voting power) of AXA were owned directly and indirectly by two French mutual insurance companies (AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle) engaged in the Property & Casualty insurance business and the Life & Savings insurance business in France (“Mutuelles AXA”).

(2)
The Mutuelles AXA, as a group, may be deemed to share the power to vote or to direct the vote and to dispose or to direct the disposition of all the AllianceBernstein Units beneficially owned by AXA and its subsidiaries. The address of AXA is 25 avenue Matignon, 75008 Paris, France. The address of the Mutuelles AXA is 313 Terrasses de l’Arche, 92727 Nanterre Cedex, France.

(3)
By reason of their relationships, AXA, the Mutuelles AXA, AXA America Holdings, Inc., AXA Equitable Financial Services, LLC, AXA-IM Holding U.S., AXA Financial, Inc., AXA Equitable Life Insurance Company, Coliseum Reinsurance Company, ACMC, LLC and MONY Life Insurance Company of America may be deemed to share the power to vote or to direct the vote and to dispose or direct the disposition of all or a portion of the 170,121,745 issued and outstanding AllianceBernstein Units.

(4)
AXA has reported on Schedule 13D/A filed with the SEC on July 3, 2017 that, by reason of its ownership of 100% of the outstanding shares of common stock of AXA America and its ownership of 96.23% of the outstanding shares of common stock of AXA-IM Holding U.S., AXA may be deemed to beneficially own all of the issued and outstanding AB Units owned directly and indirectly by AXA America and AXA-IM Holding U.S.

As of August 8, 2017, AB Holding was the record owner of 93,239,317, or 35.1%, of the issued and outstanding AllianceBernstein Units.

Management
As of August 8, 2017, the beneficial ownership of AB Holding Units by each director and named executive officer of the General Partner and by all directors and executive officers as a group is as follows:

Name of Beneficial Owner	Number of AB Holding Units and Nature of Beneficial Ownership	Percent of Class
Seth P. Bernstein(1)(2)	164,706	* %
Ramon de Oliveira(1)(3)	7,059	*
Denis Duverne(1)	2,000	*
Barbara Fallon-Walsh(1)(4)	7,059	*
Daniel G. Kaye(1)(5)	7,059	*
Andres Malmstrom(1)	—	*
Mark Pearson(1)	—	*
Robert B. Zoellick(1)(6)	31,300	*
James A. Gingrich(1)(7)	1,620,128	1.7
Laurence E. Cranch(1)(8)	269,324	*
Robert P. van Brugge(1)(9)	278,413	*
John C. Weisenseel(1)(10)	138,745	*
All directors and executive officers as a group (14 persons)(11)(12)(13)	2,557,621	2.7%
________________________________________________________________________________________________________________________

*	Number of AB Holding Units listed represents less than 1% of the Units outstanding.

(1)
Excludes AB Holding Units beneficially owned by AXA and its subsidiaries. Ms. Fallon-Walsh and Messrs. Duverne, de Oliveira, Kaye, Malmstrom and Pearson are directors and/or officers of AXA, AXA Financial and/or AXA Equitable. Mr. Zoellick is the Chairman of the Board of the General Partner. Messrs. Bernstein, Gingrich, Cranch, van Brugge and Weisenseel are directors and/or officers of the General Partner.

(2)	Represents restricted AB Holding Units awarded to Mr. Bernstein pursuant to his employment agreement that have not yet vested.

(3)	Includes 5,295 AB Holding Units awarded to Mr. de Oliveira that have not yet vested.

(4)	Includes 5,295 AB Holding Units awarded to Ms. Fallon-Walsh that have not yet vested.

(5)	Includes 5,295 AB Holding Units awarded to Mr. Kaye that have not yet vested.

(6)	Includes 20,000 AB Holding Units awarded to Mr. Zoellick that have not yet vested.

(7)
Includes 76,284 AB Holding Units Mr. Gingrich can acquire within 60 days under an AB option plan and 1,337,685 restricted AB Holding Units awarded to Mr. Gingrich as long-term incentive compensation that have not yet vested or with respect to which he has deferred delivery.

(8)
Includes 78,348 AB Holding Units Mr. Cranch can acquire within 60 days under an AB option plan and 102,481 restricted AB Holding Units awarded to Mr. Cranch as long-term incentive compensation that have not yet vested or with respect to which he has deferred delivery.

(9)	Includes 175,804 restricted AB Holding Units awarded to Mr. van Brugge as long-term incentive compensation that have not yet vested or with respect to which he has deferred delivery.

(10)	Includes 70,876 restricted AB Holding Units awarded to Mr. Weisenseel as long-term incentive compensation that have not yet vested or with respect to which he has deferred delivery.

(11)	Includes 154,632 AB Holding Units the directors and executive officers as a group can acquire within 60 days under AB option plans.

(12)
Includes 1,686,846 restricted AB Holding Units awarded to the named executive officers as a group as long-term incentive compensation that have not yet vested and/or with respect to which the named executive officer has deferred delivery.

(13)
Includes 31,828 AB Holding Units owned by Kate C. Burke, who is deemed an executive officer but not a named executive officer. Of these AB Holding Units, 25,033 are restricted AB Holding Units awarded to Ms. Burke as long-term incentive compensation that have not yet vested or with respect to which she has deferred delivery.

As of August 8, 2017, our directors and executive officers did not beneficially own any AllianceBernstein Units.
As of August 8, 2017, the beneficial ownership of the common stock of AXA by each director and named executive officer of the General Partner and by all directors and executive officers as a group is as follows:
AXA Common Stock(1)

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percent of Class
Seth P. Bernstein	—	*
Ramon de Oliveira(2)	34,195	*
Denis Duverne(3)	2,279,512	*
Barbara Fallon-Walsh(4)	25,260	*
Daniel G. Kaye	8,142	*
Anders Malmstrom(5)	37,249	*
Mark Pearson(6)	710,901	*
Robert B. Zoellick	—	*
James A. Gingrich	—	*
Laurence E. Cranch	—	*
Robert P. van Brugge	—	*
John C. Weisenseel	—	*
All directors and executive officers as a group (14 persons)(7)	3,095,259	*
________________________________________________________________________________________________________________________
* Number of shares listed represents less than 1% of the outstanding AXA common stock.

(1)	Holdings of AXA American Depositary Shares (“ADS”) are expressed as their equivalent in AXA common stock. Each AXA ADS represents the right to receive one AXA ordinary share.

(2)	Includes 4,361 shares Mr. de Oliveira can acquire within 60 days under option plans.

(3)	Includes 800,318 shares Mr. Duverne can acquire within 60 days under option plans.

(4)	Includes 2,127 shares Ms. Fallon-Walsh can acquire within 60 days under option plans.

(5)
Includes 23,851 shares Mr. Malmstrom can aquire within 60 days under option plans. Also includes 13,398 earned AXA performance shares, which are paid out based on the price of AXA and are subject to achievement of internal performance conditions.

(6)
Includes 535,581 shares Mr. Pearson can acquire within 60 days under options plans. Also includes 45,418 earned AXA performance shares, which are paid out based on the price of AXA and are subject to achievement of internal performance conditions.

(7)	Includes 1,366,238 shares the directors and executive officers as a group can acquire within 60 days under option plans.

Information Incorporated by Reference
We are incorporating by reference into this Proxy Statement the information found in Item 7 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and Item 8 (“Financial Statements and Supplementary Data”) of our 2016 Form 10-K and Item 1 (“Financial Statements”) and Item 2 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) of our 2Q17 Form 10-Q. We encourage you to review the information in these reports to help ensure you have a complete understanding of our business and our need for your support of our proposal.

Appendix A
AllianceBernstein L.P.
2017 Long Term Incentive Plan
Effective as of September 30, 2017

 SECTION 1. Purpose.
The purpose of the AB 2017 Long Term Incentive Plan (the “Plan”) is to promote the interest of AllianceBernstein L.P. (together with any successor thereto, the “Partnership”) by (i) attracting and retaining talented officers, employees and directors of the Partnership and its Affiliates, (ii) motivating such officers, employees and directors by means of performance-related incentives to achieve longer-range business and operational goals, (iii) enabling such officers, employees and directors to participate in the long-term growth and financial success of the Partnership, and (iv) aligning the interests of such officers, employees and directors with those of AllianceBernstein Holding L.P (“AB Holding”) Unitholders.

SECTION 2. Definitions.
As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Partnership and (ii) any entity in which the Partnership has a significant equity interest, in either case as determined by the Committee.

“Acquisition Event” shall have the meaning set forth in Section 4(c)(ii).

“Award” shall mean any Option, Restricted Unit, Phantom Restricted Unit or Other Unit-Based Award.

“Award Agreement” shall mean any written agreement, contract, offer letter or other instrument or document evidencing any Award.

“Board” shall mean the Board of Directors of the general partner of the Partnership.

“Cause” shall mean with respect to a Participant’s Termination of Employment, unless otherwise specified in the applicable Award Agreement, any of the following: (a) conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (i) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion; (ii) on a felony charge; or (iii) on a charge equivalent to any of the charges set forth in clauses (i) and (ii) in any jurisdiction that does not use such designations; (b) engaging in any conduct that constitutes an employment disqualification under applicable law (including any “statutory disqualification”, as defined under the Exchange Act); (c) failure to perform satisfactorily the duties associated with the Participant’s job function or to follow reasonable requests of his or her manager; (d) violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association to which the Partnership or any Affiliate is subject; (e) violation of any Partnership policy concerning confidential or proprietary information, or material violation of any other Partnership policy in effect from time to time; (f) engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Partnership or any Affiliate; or (g) engaging in any conduct detrimental to the Partnership or any Affiliate, including any activity deemed by management, the Committee or the Board to be competitive with the Partnership or any Affiliate. With respect to a Participant’s Termination of Directorship, unless otherwise specified in the applicable Award Agreement, “cause” shall mean an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

“Closing Price” on any date shall mean the closing price for a Unit or, if no sale of a Unit occurred on such date, the closing price for a Unit on the most recent preceding date on which the sale of a Unit occurred, in either case as reported on the principal stock market or exchange on which the Units are quoted or traded on such date or, if the Units are not so quoted or traded on such date, in such manner as determined by the Committee in its sole discretion.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board as appointed from time to time by the Board, or another committee of the Board designated by the Board to administer the Plan.

“Eligible Employee” shall mean any employee of the Partnership or any Affiliate.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, unless otherwise required by any applicable provision of the Code, as of any date and except as provided below, (i) with respect to a Unit, the Closing Price for such Unit on such date, and (ii) with respect to any other property, the fair market value of such property as determined by the Board or the Committee in its sole discretion and in accordance with Section 409A, if applicable.

“Non-Management Director” shall mean a member of the Board who is (i) “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual or other applicable law or applicable stock exchange rules, as determined by the Board in its business judgment, or (ii) a former executive, a former employee or a former consultant of an affiliate of AB Holding (for this purpose only, “affiliate” includes any company or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Partnership).

“Option” shall mean an option granted under Section 6(a).

“Organizational Documents” shall have the meaning set forth in Section 3(e)(iii).

“Other Unit-Based Award” shall mean any right granted under Section 6(c).

“Participant” shall mean any Eligible Employee or Non-Management Director granted an Award under the Plan.

“Payment Date” shall have the meaning set forth in Section 11(b).

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Phantom Restricted Unit” shall mean any Award granted under Section 6(b) as a Phantom Restricted Unit.

“Prior Plan” shall mean the Partnership’s 2010 Long Term Incentive Plan, as amended through May 1, 2017.

“Restricted Unit” shall mean any Unit granted under Section 6(b) as a Restricted Unit.

“Section 409A CIC” shall have the meaning set forth in Section 11(c).

“Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by an entity or business acquired by the Partnership or any Affiliate, or with which the Partnership or any Affiliate combines or otherwise granted pursuant to Section 4(c) of the Plan.

“Termination” shall mean a Termination of Directorship or Termination of Employment, as applicable.

“Termination of Directorship” shall mean that a Participant has ceased to be a director of the Partnership; except that if the Participant becomes an Eligible Employee upon the termination of his or her directorship, unless otherwise determined by the Board or the Committee in its sole discretion, the Participant shall not experience a Termination until the Participant has a Termination of Employment.

“Termination of Employment” shall mean: (a) a termination of employment of a Participant from the Partnership and its Affiliates; or (b) an entity employing a Participant ceasing to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Partnership or another Affiliate at the time the entity ceases to be an Affiliate. Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award Agreement or, if no rights of a Participant are adversely affected, may otherwise define Termination of Employment thereafter.

“Units” shall mean units representing assignments of beneficial ownership of limited partnership interests in AB Holding.

SECTION 3. Administration.
(a) Authority of Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, in addition to other express powers and authorizations conferred on the Committee by the Plan, and except as otherwise limited by the Board, the Committee shall have full power and authority to (i) designate Participants; (ii) determine the type or types of Awards to be granted to an Eligible Employee or, subject to Section 3(b), a Non-Management Director; (iii) determine the number of Units to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of Awards, not inconsistent with the terms of the Plan; (v) determine whether, to what extent and under what circumstances Awards may be exercised, settled, canceled, forfeited or suspended and the method or methods by which Awards may be exercised, settled, canceled, forfeited or suspended, and whether to accelerate the vesting of an Award in connection with an Acquisition Event, a qualifying termination of employment or any other event or circumstance that the Committee determines to be appropriate; (vi) determine whether and under what circumstances Awards may be exercised for or settled in cash, Units and/or Restricted Units, (vii) determine whether, to what extent and under what circumstances cash, Units and/or Restricted Units payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, and in any event, in accordance with Section 409A of the Code; (viii) determine whether to require a Participant, as a condition of the granting of an Award, to not sell or otherwise dispose of Units acquired pursuant to the exercise or settlement of the Award for a period of time as determined by the Committee, in its sole discretion; (ix) determine the terms of any Award Agreement, including terms relating to retirement, forfeiture, termination, garden leave and restrictive covenants (such as non-competition, non-solicitation and non-disparagement); (x) determine whether an Option shall cease to be exercisable or an Award shall be forfeited, or that proceeds or profits applicable to an Award shall be returned to the Partnership, in each case, in the event that the applicable Participant fails to adhere to the terms and conditions specified in the applicable Award Agreement; (xi) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (xii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xiii) subject to the terms of the Plan and applicable law, delegate to one or more officers or managers of the Partnership or its general partner or any Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by, individuals who receive Awards as part of recruitment, severance or retirement arrangements and/or Eligible Employees who are not executive officers or directors of the Partnership for purposes of Section 16 of the Exchange Act, or any successor section thereto, or who are otherwise not subject to such Section; and (xiv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b) Grants of Awards to Non-Management Directors. Notwithstanding the provisions of Section 3(a), grants of Awards to Non-Management Directors must be approved by the Board.

(c) Committee Discretion Binding. Unless otherwise expressly provided in the Plan, and subject to Section 3(b), all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Partnership, any Affiliate, any Participant, any holder or beneficiary of any Award, any Unitholder and any Eligible Employee or any Non-Management Director.

(d) Guidelines. Subject to Section 8, the Committee shall have the authority to: (i) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; (ii) construe and interpret the terms and provisions of the Plan and any Award (and any agreements relating to the Plan or such Award); and (iii) otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. Notwithstanding the foregoing, no action of the Committee under this Section 3(d) shall materially reduce the rights of any Participant relating to any existing Award without the Participant’s consent. To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3 under the Exchange Act, and the Plan shall be limited, construed and interpreted in a manner so as to comply therewith. Without limiting the generality of the foregoing, the Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to the taxes of, any domestic or foreign jurisdictions, to comply with applicable laws, regulations, or accounting, listing or other rules with respect to such domestic or foreign jurisdictions, including but not limited to otherwise defining Fair Market Value and Closing Price.

(e) Assistance of Employees and Advisors; Liability and Indemnification.

(i) The Committee may designate employees of the Partnership and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by applicable law and applicable exchange rules) may grant authority to officers or other employees to execute agreements or other documents on behalf of the Committee.

(ii) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Partnership. The Committee, its members and any person designated pursuant to Section 3(e)(i) shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer of the Partnership or member or former member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

(iii) To the maximum extent permitted by applicable law and the amended and restated agreements of limited partnership of the Partnership and/or AB Holding (“Organizational Documents”), each officer and member or former member of the Committee or the Board shall be indemnified and held harmless by the Partnership and AB Holding against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification such officer, member or former member may have under applicable law or under the Organizational Documents, the organizational documents of any Affiliate or any agreement of indemnification. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to him or her under the Plan.

SECTION 4. Units Available for Awards.

(a) Units Available.

(i) Subject to adjustment as provided in Sections 4(b) and (c), the number of Units with respect to which Awards may be granted under the Plan shall be 60 million, less one Unit for every one Unit that was subject to an award (including options) granted after the effective date of the Plan under the Prior Plan. All 60 million Units that are available for grant under the Plan (including Options) may be Units reacquired by the Partnership on the open market or otherwise, while up to half of these 60 million Units (i.e., 30 million Units) may be newly-issued.

(ii) If any Units covered by an Award granted under the Plan (other than Substitute Awards) or by an award granted after the effective date of the Plan under the Prior Plan, or to which such Award or award related, are forfeited, or if such Award or award terminates or is canceled without the delivery of Units, or is exercised for or settled in cash, then the Units covered by such Award or award, or to which such Award or award relates, or the number of Units otherwise counted against the aggregate number of Units with respect to which Awards may be granted, to the extent of any such forfeiture, termination, cancellation, or cash exercise or settlement, shall again become Units with respect to which Awards may be granted in accordance with this Section 4.

(b) Availability of Certain Units.

(i) In determining the number of Units available for Awards, if Units otherwise deliverable in respect of Awards under the Plan (other than Substitute Awards) or awards granted after the effective date of the Plan under the Prior Plan are withheld for payment of withholding taxes in respect of such Awards or awards, the number of Units so withheld shall again become Units with respect to which Awards may be granted in accordance with this Section 4.

(ii) The Units available for Awards under the Plan shall also be available to exchange for units of limited partnership interest in the Partnership on a one-for-one basis if, and to the extent to which, the Partnership issues such units to Eligible Employees under the Partnership’s employee incentive compensation programs. Any Units that are so exchanged will be counted against the Unit limit under the Plan.

(iii) To avoid double-counting, any Units underlying Substitute Awards shall not be counted against the Units available for Awards under the Plan. Additionally, in the event that an entity acquired by the Partnership or an Affiliate, or with which the Partnership or an Affiliate combines, has securities available under a pre-existing plan approved by equity holders and not adopted in contemplation of such acquisition or combination, the securities available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of securities of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of Units authorized for grant under the Plan; provided that Awards using such available securities shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent such acquisition or combination, and shall not be made to individuals who were employed by the Partnership or its Affiliates immediately before such acquisition or combination.

(c) Adjustments.

(i) In the event that any distribution (whether in the form of cash, limited partnership interests, other securities or other property), recapitalization (including, without limitation, any subdivision or combination of limited partnership interests), reorganization, spinoff, merger, consolidation, combination, repurchase, or exchange of limited partnership interests or other securities of the Partnership or AB Holding, issuance of warrants or other rights to purchase limited partnership interests or other securities of the Partnership or AB Holding, any incorporation (or other change in form) of the Partnership or AB Holding, or other similar transaction or event affects the Units such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust, as applicable, (A) the number of Units or other securities of the Partnership or AB Holding (or the number and kind of other securities or property) with respect to which Awards may be granted under Sections 4(a) and (b), (B) the number of Units or other securities of the Partnership or AB Holding (or the number and kind of other securities or property) subject to outstanding Awards, and (C) the exercise or purchase price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award. In the event of incorporation (or other change in form) of the Partnership or AB Holding, the Committee shall make such adjustments as it deems appropriate and equitable with respect to Options for the optionee to purchase stock in the resulting corporation in place of the Options. Any such adjustment or arrangement may provide for the elimination without compensation of any fractional Unit which might otherwise become subject to an Option, and shall be subject to Section 3(c).

(ii) In the event of (A) the consummation of any merger or consolidation of the Partnership or AB Holding in which the Partnership or AB Holding (as applicable) is not the continuing or surviving entity, (B) any transaction that results in the acquisition of all or substantially all of the outstanding Units by a single person or entity or by a group of persons and/or entities acting in concert, or (C) the sale or transfer of all or substantially all of the Partnership’s or AB Holding’s assets (each of the foregoing being referred to as an “Acquisition Event”), then the outstanding Awards held by each Participant shall be subject to the agreement with respect to such Acquisition Event, which agreement may, subject to the terms of the applicable Award Agreements and in accordance with Section 409A of the Code, provide for (i) the continuation or assumption of such Awards by the Partnership or AB Holding (or the successor or surviving entity); (ii) the substitution for such Awards by such successor or surviving entity with equity-based awards with substantially the same terms and economic value; (iii) the acceleration prior to the closing of such Acquisition Event of the vesting and exercisability of any such Awards that are Options or Other Unit-Based Awards that are scheduled to become exercisable by such Participant, and the expiration of such Awards to the extent not timely exercised by such Participant prior to such closing or such other earlier time determined by the Committee, after reasonable advance written notice thereof to such Participant; provided that any such exercise shall be contingent on the consummation of such Acquisition Event; and/or (iv) the cancellation of all or any portion of such Awards as of immediately prior to such Acquisition Event, in exchange for a cash payment on such terms and conditions as determined by the Committee, the amount of which may be zero in the case of any Option with an exercise price that exceeds the Fair Market Value of the Units subject to such Option.

SECTION 5. Eligibility.

All Eligible Employees and Non-Management Directors shall be eligible to be granted Awards and to be designated as Participants under the Plan. Awards and actual participation in the Plan shall be determined by the Committee (subject to Section 3(b)) or the Board in its sole discretion.

SECTION 6. Awards.

(a) Options.

(i) Grant. Subject to the terms of the Plan, the Committee shall (subject to Section 3(b)) have sole and complete authority to determine the Eligible Employees and Non-Management Directors to whom Options shall be granted and, with respect to each Option, the number of Units to be covered by such Option, the exercise price of such Option and the conditions and limitations applicable to the exercise of such Option.

(ii) Exercise Price. The exercise price of an Option shall be not less than the Fair Market Value of the Units subject to the Option on the date the Option is granted.

(iii) Exercise. The Committee shall specify in the applicable Award Agreement the rate at which an Option shall become initially exercisable. No Option shall be exercisable after the expiration of ten years from the date of grant. The right to exercise an Option shall be cumulative, so that to the extent that an Option is not exercised when it becomes initially exercisable, it shall be exercisable at any time thereafter until the expiration of the term of the Option. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(iv) Prohibition on Re-pricing. Other than pursuant to Section 4(c), in the absence of approval by the holders of Units, neither the Board nor the Committee shall be permitted to (A) lower the exercise price per Unit of an Option after it is granted, (B) cancel an Option when the exercise price per Unit exceeds the Fair Market Value of the underlying Units in exchange for cash or another Award (other than in connection with Substitute Awards), or (C) take any other action with respect to an Option that may be treated as a re-pricing under the rules and regulations of the New York Stock Exchange or the applicable stock exchange upon which the Units are then listed.

(v) Termination. Except as otherwise (A) provided in the applicable Award Agreement or (B) determined by the Committee at grant or (if no rights of the Participant are adversely affected) thereafter, subject to the terms of the Plan, upon a Participant’s Termination for any reason prior to having exercised his or her options, all unexercised Options will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter (if no rights of the Participant are adversely affected).

(vi) Unvested Options. Except as otherwise (A) provided in the applicable Award Agreement or in Section 6(a)(v) or (B) determined by the Committee at grant or (if no rights of the Participant are adversely affected) thereafter, Options that are not vested as of the date of a Participant’s Termination of Employment shall terminate and expire as of the date of such Termination.

(b) Restricted Units and Phantom Restricted Units.

(i) Grant. Subject to the terms of the Plan, the Committee shall (subject to Section 3(b)) have sole and complete authority to determine the Eligible Employees and Non-Management Directors to whom Restricted Units and Phantom Restricted Units shall be granted, the number of Restricted Units and/or Phantom Restricted Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Units and/or Phantom Restricted Units vest, are distributed and may be forfeited to the Partnership, and the other terms and conditions of such Awards. Except for restrictions applicable to non-routine Awards (e.g., Awards for recruitment, severance or retirement) and Substitute Awards, restrictions applicable to Awards of Restricted Units and/or Phantom Restricted Units that lapse purely based on service shall lapse over a period of not less than three years (whether such lapse occurs ratably or otherwise, so long as such restrictions lapse not more than 50% in the first year), except upon a Termination due to death, “disability” or “retirement” (as such terms are defined in the applicable Award Agreement), or to the extent provided in connection with an Acquisition Event, unless (A) the grant of an Award (or acceleration of the lapse of restrictions applicable to an outstanding Award) is authorized by the Committee or the Board and (B) the cumulative number of Units subject to such Awards does not exceed 5% of the number of Units available for grant pursuant to Section 4(a) (as may be adjusted pursuant to Sections 4(b) and (c)); and provided that, where duly authorized by the Committee or the Board, continued vesting of Awards after a Termination in circumstances where such continued vesting is conditioned on compliance with (A) one or more restrictive covenants, and/or (B) a standard of conduct regarding appropriate consideration of risk set forth in the applicable Award Agreement, shall count towards satisfying the minimum vesting requirement of this Section 6(b)(i).

(ii) Transfer Restrictions. Subject to Section 7(c), Restricted Units and Phantom Restricted Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the Plan or the applicable Award Agreement. Any certificate issued in respect of Restricted Units with respect to which transfer restrictions remain in effect shall bear a legend describing the restrictions to which the Restricted Units are subject. Upon the lapse of the restrictions applicable to such Restricted Units, the holder thereof may surrender to the Partnership the certificate or certificates representing such Units and receive in exchange therefor a new certificate or certificates representing such Units free of the legend (or an electronic transfer of such Units to a designated brokerage account of such holder’s choosing) and a certificate or certificates representing the remainder of the Units, if any, with the legend.

(iii) Payment. Any Phantom Restricted Unit shall have a value equal to the Fair Market Value of a Unit. Phantom Restricted Units shall be paid in Units, other securities, cash or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.

(iv) Termination. Except as otherwise (A) provided in the applicable Award Agreement or (B) determined by the Committee at grant or (if no rights of the Participant are adversely affected) thereafter, subject to the terms of the Plan, upon a Participant’s Termination for any reason during the relevant restriction period, all Restricted Units and Phantom Restricted Units still subject to restriction will vest, continue to vest, be settled or be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter (if no rights of the Participant are adversely affected).

(c) Other Unit-Based Awards. The Committee shall (subject to Section 3(b)) have authority to grant to Eligible Employees and/or Non-Management Directors an Other Unit-Based Award, which shall consist of any right (including, without limitation, Unit appreciation rights and performance Awards) which is (i) not an Award described in Section 5, 6(a) or 6(b), and (ii) an Award of Units or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Units (including, without limitation, securities convertible into Units), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and the applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Unit-Based Award.

SECTION 7. General Provisions Applicable to Awards.

(a) Awards May be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Partnership or any Affiliate. Awards granted in addition to or in tandem with such other Award or award may be granted either at the same time as or at a different time from the grant of such other Award or award.

(b) Forms of Payment by the Partnership Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement and the requirements of applicable law, payments or transfers to be made by the Partnership or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine, including cash, Units, other securities, other Awards or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee in accordance with Section 409A of the Code. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

(c) Limits on Transfers of Awards. Except as otherwise provided by the Committee, no Award shall be transferable by a holder other than by will or the laws of descent and distribution.

(d) Terms of Awards. The term of each Award shall be for such period as may be determined by the Committee, to the extent not inconsistent with the terms of the Plan.

(e) Consideration for Grants. Awards may be granted for no cash consideration, for such nominal cash consideration as may be required by applicable law or for such greater amount as may be established by the Committee.

(f) Distributions and Distribution Equivalents. Subject to the terms of the Plan and compliance with Section 409A of the Code, the terms of any Award other than an Option (including a deferred Award) may provide, if so determined by the Committee in its sole discretion, for the payment of cash, Units or other property in respect of Unitholder distributions relating to the number of Units subject to such Award.

SECTION  8. Amendment and Termination.

(a) Amendments to the Plan. The Board or the Committee may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without the approval of the limited partners of AB Holding (i) to increase the aggregate number of Units that may be issued under the Plan (except by operation of Section 4(c) or solely to reflect a reorganization, Unit split, merger, spinoff or similar transaction); (ii) change the maximum term of any Option; (iii) extend the period during which new Awards may be granted under the Plan; (iv) expand the types of Awards available under the Plan; (v) materially expand the class of officers, employees or directors eligible to participate in the Plan; (vi) alter Section 6(a)(iv) or any other language regarding re-pricing; or (vii) if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Committee deems it necessary or desirable to qualify or comply. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary or advisable so as to have the Plan conform with local rules and regulations in any jurisdiction outside the United States.

(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of such Participant, holder or beneficiary.

SECTION 9. Miscellaneous.

(a) No Rights to Awards. No Eligible Employee, Non-Management Director, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Eligible Employees, Non-Management Directors, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Unit Certificates. All certificates for Units or other securities of the Partnership or any Affiliate delivered under the Plan pursuant to any Award or the exercise or settlement thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such Units or other securities are then listed, and any applicable federal, state or foreign laws or regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(c) Withholding. A Participant may be required to pay to the Partnership or any Affiliate, and the Partnership or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Units, other securities, other Awards or other property) of any applicable withholding taxes in respect of any Award, its exercise, or any payment or transfer under such Award or the Plan and to take such other actions as may be necessary in the opinion of the Partnership to satisfy all obligations for the payment of such taxes.

(d) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement which shall be made available to the Participant (whether electronically or otherwise) and shall specify the terms and conditions of such Award and any rules applicable thereto, including but not limited to the effect on such Award of the death, disability, retirement or other termination of service of a Participant.

(e) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Partnership or any Affiliate from adopting or continuing in effect other compensation arrangements, including without limitation any such arrangements that provide for the grant of options, restricted Units, phantom restricted Units and other types of awards provided for hereunder (subject to approval of the limited partners of the Partnership if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(f) No Right to Employment or Retention as Director. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Partnership or any Affiliate, or to be retained as a Non-Management Director. Further, the Partnership or an Affiliate may at any time dismiss a Participant from service, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or any other agreement between the Partnership or any Affiliate and the Participant.

(g) No Rights as Unitholder. Subject to the provisions of the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a Unitholder with respect to any Units to be distributed under the Plan until he or she has become the holder of such Units.

(h) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the internal laws of the State of New York.

(i) Severability. If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or such Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and such Award Agreement shall remain in full force and effect.

(j) Additional Powers. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation or entitle the Partnership to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Partnership by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to such Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Partnership, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(k) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or fiduciary relationship between the Partnership or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Partnership or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Partnership or such Affiliate.

(l) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated or otherwise eliminated.

(m) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 10. Term of the Plan.

(a) Effective Date. The Plan shall be effective as of September 30, 2017 subject to approval by the limited partners of AB Holding and shall have a term of 10 years.

(b) Expiration Date. No Award shall be granted under the Plan after September 30, 2027. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate such Award or to waive any conditions or rights under any such Award shall, extend beyond such date.

SECTION  11. Sections 409A and 457A of the Code.

(a) Although none of the Committee, the Partnership, AB Holding, any of their affiliates or any of their agents make any guarantee with respect to the Plan or Awards granted hereunder and shall not be responsible in any event with regard to compliance with Sections 409A or 457A of the Code (as applicable), the Plan and the Awards granted hereunder are intended to be exempt from Sections 409A and 457A of the Code, as applicable, or otherwise comply with the requirements of Sections 409A or 457A of the Code, as applicable, and the Plan and the applicable Award Agreements shall be limited, construed and interpreted in accordance with the foregoing. None of the Committee, the Partnership, AB Holding, any of their affiliates or any of their agents shall have any liability to any Participant or beneficiary as a result of any tax, interest, penalty or other payment required to be paid or due pursuant to, or because of a violation of, Sections 409A or 457A of the Code.

(b) With regard to any distribution or payment with respect to an Award that is considered “nonqualified deferred compensation” under Sections 409A or 457A of the Code, as applicable, a Termination shall not be deemed to have occurred unless such Termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of such distribution or payment, references to a “Termination,” “Termination of Employment,” “Termination of Directorship” or like terms in the applicable Award Agreement or the Plan shall mean “separation from service.” If the Participant is deemed on the date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any distribution or payment that is considered “nonqualified deferred compensation” under Section 409A of the Code payable on account of a “separation from service,” such distribution or payment shall be paid or provided on the date (the “Payment Date”) which is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service,” and (ii) the date of the Participant’s death. On the Payment Date, all distributions and payments delayed pursuant to this Section 11(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Participant in a lump sum, and any remaining distributions and payments due under the Plan shall be paid or provided in accordance with the normal payment dates specified in the applicable Award Agreement or the Plan. Each amount or benefit payable pursuant to this Plan and any Award Agreement shall be deemed a separate payment for purposes of Sections 409A and 457A of the Code, to the extent applicable.

(c) Notwithstanding any other provision of this Plan, an Award Agreement or any other agreement for any Award that constitutes “non-qualified deferred compensation” within the meaning of Section 409A of the Code, an Acquisition Event shall not constitute a settlement or distribution event with respect to such Award or an event that otherwise changes the timing of settlement or distribution of such Award, unless the Acquisition Event also constitutes a “change in ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case as defined under Section 409A of the Code (a “Section 409A CIC”); provided, however, that whether or not a Change in Control is a Section 409A CIC, such Change in Control may result in the accelerated vesting of such Award as provided by the Award Agreement, this Plan, any agreement for any Award or otherwise by the Committee.